EXHIBIT 10.1

Execution Version

SENIOR SECURED TERM LOAN AGREEMENT
Dated as of July 31, 2018

among

SERITAGE GROWTH PROPERTIES, L.P.,
as the Borrower,
SERITAGE GROWTH PROPERTIES,
as the Parent and a Guarantor,
BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA,
as Administrative Agent,
and
The Lenders Party Hereto,
as the Lenders

EXHIBITS:
EXHIBIT A ‑ FORM OF NOTE
EXHIBIT B ‑ FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT C ‑ FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D ‑ FORM OF GUARANTEE AND COLLATERAL AGREEMENT
EXHIBIT E ‑ FORM OF NOTICE OF BORROWING
EXHIBIT F ‑ FORM OF PERFECTION CERTIFICATE
EXHIBIT G ‑ FORM OF SOLVENCY CERTIFICATE

SCHEDULES:
SCHEDULE 1.01(A) – COMMITMENTS

SCHEDULES TO DISCLOSURE LETTER:

SCHEDULE 1.01(B) ‑ PROPERTIES
SCHEDULE 1.01(C) – LEASES
SCHEDULE 4.01(A) ‑ SUBSIDIARIES
SCHEDULE 4.01(B) - JOINT VENTURES
SCHEDULE 4.08 – LITIGATION
SCHEDULE 4.13 – CONDITION OF PROPERTY; CASUALTIES; CONDEMNATION
SCHEDULE 4.16 – ENVIRONMENTAL CONDITION
SCHEDULE 4.17 ‑ LEGAL REQUIREMENTS; ZONING; UTILITIES; ACCESS
SCHEDULE 4.18 ‑ EXISTING INDEBTEDNESS
SCHEDULE 5.11 – POST-CLOSING REQUIREMENTS
SCHEDULE 6.01 – EXISTING LIENS

SENIOR SECURED TERM LOAN AGREEMENT
This SENIOR SECURED TERM LOAN AGREEMENT, dated as of July 31, 2018 (as the same may be amended, modified, restated or supplemented from time to time, this “Agreement”), is among SERITAGE GROWTH PROPERTIES, L.P., a Delaware limited partnership (the “Borrower”), SERITAGE GROWTH PROPERTIES, a Maryland trust (the “Parent” and, together with each Subsidiary Guarantor (as defined below) and any guarantor added pursuant to Section 5.09, individually or collectively as the context may require, the “Guarantors”), BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA (the “Initial Lender”, and, together with each lender that shall become a party to this Agreement pursuant to Section 11.06, collectively, the “Lenders”), and BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA, as administrative agent (the “Administrative Agent”), in its capacity as Administrative Agent for the Lenders pursuant to Article X, as such Administrative Agent may be replaced pursuant to Section 10.06).
The Borrower has requested, and the Initial Lender has agreed to extend credit in the form of a term loan on the Closing Date.  In consideration of the mutual agreements contained in this Agreement, the parties hereto do hereby agree as follows:
WITNESSETH THAT:
WHEREAS, the Borrower has requested that the Initial Lender extends credit to the Borrower, and the Initial Lender, upon the occurrence of the Closing Date and subject to the terms hereof, has agreed to make advances to and for the benefit of the Borrower pursuant to the terms of this Agreement.
NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into this Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the parties hereto hereby agree to the following:
ARTICLE I

 DEFINITIONS AND ACCOUNTING TERMS
Section 1.01          Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Accession Agreement” means an Accession Agreement in the form attached to the Guarantee and Collateral Agreement as Exhibit I thereto, which agreement causes the Person executing and delivering the same to the Administrative Agent to become a party to the Guarantee and Collateral Agreement.
 “Advance” means, collectively, the Closing Date Advance and each Incremental Advance.
 “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.
“Annualized EBITDA” means, for any Fiscal Quarter, an amount equal to (a) EBITDA for such fiscal quarter, multiplied by (b) four (4).
“Anti‑Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower, the Parent or their Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office.
 “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and a purchasing Lender, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit B.
“Borrowing” means the borrowing of the Advance made by the Initial Lender on the Closing Date pursuant to Section 2.01.
“Business Day” means a day of the year on which banks are not required or authorized to close in New York City.
“Capital Expenditure” means any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, Property or equipment which in accordance with GAAP would be capitalized in the fixed asset accounts of such Person making such expenditure, including, without limitation, amounts paid or payable for such purpose under any conditional sale or other title retention agreement or under any Capital Lease.
“Capital Lease” means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
 “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
 “Closing Date” means the date on which this Agreement becomes effective following satisfaction (or waiver) of the conditions in Section 3.01.
“Closing Date Designated Cash” has the meaning set forth in Section 5.12.
“Closing Date Advance” has the meaning set forth in Section 2.01.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
“Collateral” means all of the “Collateral” referred to in the Guarantee and Collateral Agreement and any other Security Document, and all of the other property and assets that are or are intended under the terms of the Guarantee and Collateral Agreement or any other Security Document to be subject to Liens in favor of the Administrative Agent for the benefit of the Lenders.
“Combined EBITDA” means, for any Fiscal Quarter, the sum of (a) Annualized EBITDA for such Fiscal Quarter, plus (b) without duplication of any amounts included in Annualized EBITDA, and adjustment to base rental income and expense reimbursements to reflect annualized pro forma base rental income and expense reimbursements under signed binding leases in place as of the end of such Fiscal Quarter, in each case, assuming each lease had been in place during the entire quarterly period (and then annualized) and including each lease with future rent commencement dates to the extent such future rental income is reasonably expected to commence no later than 12 months after the date of signing of any such lease, even if the tenant thereunder has not yet assumed occupancy, so long as the lease contains no material contingency to commencement outside of buildout of leased premises and related permits and approvals and expiration of applicable free and abated rent periods under such lease.
“Combined Net Worth” means, as of any date of determination, the sum of (a) Gross Assets as of such date, minus (b) Total Liabilities as of such date.
“Commitment” means (a) with respect to the Initial Lender, the amount set opposite such Lender’s name on Schedule 1.01(a) as its Total Commitment, (b) any Incremental Commitment, or (c) if the Initial Lender has entered into any Assignment and Acceptance, the amount set forth for any Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 11.06(c).
“Compliance Certificate” means a certificate of the Borrower in substantially the form of the attached Exhibit C.
“Consolidated” refers, with respect to the Borrower, to the consolidation of the accounts of the Borrower with the Borrower’s Subsidiaries and, with respect to the Parent, to the consolidation of the accounts of the Parent with the Parent’s Subsidiaries (including the Borrower and its Subsidiaries), in each case, as applicable, in accordance with GAAP.
 “Consolidated Total Book Value” means, at any time the same is to be determined, the aggregate book value of all assets that would appear on the balance sheet of the Parent and the Parent’s Subsidiaries determined on a Consolidated basis in accordance with GAAP, plus the aggregate book value of the accumulated depreciation of such assets determined on a Consolidated basis in accordance with GAAP.
 “Control Percentage” means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the board of directors (or the equivalent) of such Person.
“Controlled Account” means any deposit account or securities account constituting Collateral and subject to a deposit account control agreement or securities account control agreement (as applicable) in form and substance reasonably satisfactory to the Administrative Agent.
“Controlled Group” means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Parent and the Borrower, are treated as a single employer under Section 414 of the Code.
“Credit Documents” means this Agreement, the Disclosure Letter, the Notes, the Guarantee and Collateral Agreement, any other Security Document and each other agreement, instrument or document executed by the Borrower, any of its Subsidiaries or the Parent at any time in connection with this Agreement.
“Damages” means, as to any Person, any and all liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements actually imposed on, or actually incurred by, such party, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise; provided, however, that “Damages” shall not include special, consequential or punitive damages, except to the extent actually imposed upon the Administrative Agent or a Lender or other Indemnified Person by one or more third parties.
“Debtor Relief Law” means the Bankruptcy Code of the United States of America and all other liquidation, compromise, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Disclosure Letter” means that certain Disclosure Letter, dated as of the date hereof, and executed by the Borrower and the Parent.
“Disqualified Stock” means any preferred stock that, by its terms (or by the terms of any security or other equity interest to which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than (i) solely for Stock and Stock Equivalents that is not Disqualified Stock and cash in lieu of fractional shares or (ii) as a result of a change of control or similar event so long as any rights of the holders thereof upon the occurrence of a change of control shall be subject to the prior repayment in full of the Borrowing, any other Advance and all other Obligations that are accrued and payable), or (c) is or becomes convertible into or exchangeable for Indebtedness, in each case, prior to the Maturity Date.
“Dollars” and “$” means lawful money of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as such Lender may from time to time specify to the Borrower and the Administrative Agent.
 “EBITDA” means, for any Person and for any fiscal quarter, an amount equal to the sum, without duplication, of:
(a)
all operating income of such Person for such period, including base rental income, percentage rent and expense reimbursements, in each case, determined in accordance with GAAP, other than (i) loss proceeds (but including rental loss insurance proceeds to the extent allocable to such period) and (ii) any revenue attributable to a lease to the extent it is paid more than 30 days prior to the due date, plus

(b)	any management fee, development fee and other fee income of such Person for such period from any source, minus
(c)	all operating expenses of such Person for such period, including property operating expenses and real estate taxes, in each case, determined in accordance with GAAP, minus
(d)	general and administrative expenses of such Person for such period, all determined as of the last day of such Fiscal Quarter and calculated as the sum of (x) 100% of the EBITDA for such period from the Parent and the Borrower, and the Borrower’s pro rata share of the EBITDA for such period from the other consolidated businesses, plus (y) the portion of the EBITDA for such period of the minority holdings allocable to the Borrower.
“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8), as amended.
“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.
“Environmental Law” means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation, CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.
“Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Event of Default” has the meaning set forth in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Subsidiary” means:
(a)          any Subsidiary of the Borrower or the Parent that is not a wholly-owned Subsidiary and is prohibited from becoming party to the Guarantee and Collateral Agreement by the terms of its formation or organizational documents or any joint venture agreement applicable to such Subsidiary;
(b)          any Subsidiary to the extent prohibited or restricted by law or regulation, existing on the Closing Date or at the time such Subsidiary becomes a subsidiary from becoming a party to the Guarantee and Collateral Agreement or to the extent that it would require a governmental (including regulatory) consent, approval, license or authorization to become a party to the Guarantee and Collateral Agreement;
(c)          any Subsidiary to the extent that such Subsidiary is considered a controlled foreign corporation within the meaning of Section 957(a) of the Code or its becoming a party to the Guarantee and Collateral Agreement would constitute an investment in “United States property” by a CFC within the meaning of sections 956 and 957 of the Internal Revenue Code;
(d)          any Subsidiary with respect to which the burden, cost and expenses or consequence of entering into the Guarantee and Collateral Agreement outweighs, or is excessive in light of, the benefits afforded thereby as reasonably determined by the Borrower and reasonably approved by the Administrative Agent; and
(e)          any Subsidiary identified to the Administrative Agent in writing whose total assets and revenues do not exceed 2.5% of the consolidated total assets and consolidated revenues, respectively, of the Borrower and its Subsidiaries, provided that the aggregate amount of total assets and revenues of Subsidiaries that constitute Excluded Subsidiaries pursuant to this clause (e) shall not exceed 5% of the consolidated total assets and consolidated revenues, respectively, of the Borrower and its Subsidiaries.
“Excluded Taxes” means any of the following Taxes required to be withheld or deducted from a payment hereunder or under any Credit Document (i) in the case of each Lender, and the Administrative Agent, Taxes imposed on or measured by its net income, however denominated, franchise Taxes imposed on it by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision of such jurisdiction or by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction, (ii)  any Taxes imposed pursuant to FATCA, and (iii) any United States federal withholding Tax imposed on amounts payable to or for the account of any Lender or the Administrative Agent with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which such Lender or the Administrative Agent acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12) or designates a new Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.11(a) or Section 2.11(c), amounts with respect to such Taxes were payable either to such Lender’s or the Administrative Agent’s assignor immediately before such Person became a party hereto or to such Lender immediately before it changed its Applicable Lending Office.
 “Existing Loan Agreements” means, collectively, the Existing Property Loan Agreement, the Existing Mezzanine Loan Agreement and the Existing Unsecured Loan Agreement.
“Existing Mezzanine Loan Agreement” means that certain Mezzanine Loan Agreement, dated as of July 7, 2015, by and among Seritage SRS Mezzanine Finance LLC and Seritage KMT Mezzanine Finance LLC, as borrowers, and JPMorgan Chase Bank, National Association and H/2 Special Opportunities III Corp, as lenders, as amended by that certain Omnibus Amendment, dated as of September 28, 2015, and that certain Second Amendment to Loan Agreement, dated as of November 8, 2016, and as the same may be further amended or extended.
“Existing Property Loan Agreement” means that certain Loan Agreement, dated as of July 7, 2015, by and among Seritage SRS Finance LLC and Seritage KMT Finance LLC, as borrowers, Seritage GS Holdings LLC, Seritage SPS Holdings LLC and Seritage MS Holdings LLC as JV pledgors and JPMorgan Chase Bank, National Association and H/2 SO III Funding I LLC as lenders, as amended by that certain Omnibus Amendment, dated as of September 28, 2015, and that certain Second Amendment to Loan Agreement, dated as of November 8, 2016, and as the same may be further amended or extended.
“Existing SEC Filing” has the meaning set forth in Section 4.07.
“Existing Unsecured Loan Agreement” means that certain Loan Agreement, dated as of December 27, 2017, by and among Seritage Growth Properties, L.P., as borrower, Seritage Growth Properties, as parent and initial guarantor, JPP, LLC, as administrative agent, and the lenders party thereto as lenders.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.  In no event shall the Federal Funds Rate be less than zero.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
“Financial Metric Trigger Event” has the meaning set forth in Article VII.
“Fiscal Quarter” means each of the three‑month periods ending on March 31, June 30, September 30 and December 31.
“Fiscal Year” means the twelve‑month period ending on December 31.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.
“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Lender, the Parent, the Borrower, any Subsidiaries of the Borrower or the Parent.
“Gross Assets” means, for any Person as of any date of determination, the total assets of such Person as of such date, plus accumulated depreciation, determined in accordance with GAAP and calculated as the sum of (x) 100% of Gross Assets as of such date for the Parent and the Borrower, and the Borrower’s pro rata share of Gross Assets as of such date for the other consolidated businesses, plus (y) the portion of Gross Assets as of such date for the minority holdings allocable to the Borrower.
“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement effective the date hereof executed by the Parent and each Subsidiary Guarantor, in substantially the form of the attached Exhibit D, and any supplement executed by an entity added as a Guarantor in accordance with Section 5.09, as any of such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation, pollutants, contaminants, petroleum, petroleum products, radio nuclides, radioactive materials and medical and infectious waste.
“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.
“Improvements” means, with respect to any Property, all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to the Land for such Property; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.
“Incremental Advances” has the meaning set forth in Section 2.04(a).
“Incremental Amendment” has the meaning set forth in Section 2.04(e).
“Incremental Facility” has the meaning set forth in Section 2.04(a).
“Incremental Lender” has the meaning set forth in Section 2.04(a).
“Indebtedness” means (without duplication), at any time and with respect to any Person, (a) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables, accruals or bank drafts arising in the ordinary course of business); (b) indebtedness of others in the amount which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefor or for which such Person is liable as a partner of such Person; (c) indebtedness of others in the amount secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness; (d) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade payables or bank drafts arising in the ordinary course); (e) obligations of such Person under Capital Leases; (f) obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates; and (g) all obligations of such Person in respect of Disqualified Stock.
“Indemnified Parties” has the meaning set forth in Section 11.07(a).
“Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document, other than Other Taxes and Excluded Taxes.
“Interest Expense” means, for any Person and for any Fiscal Quarter, total interest expense (including (a) that portion attributable to Capital Leases in accordance with GAAP and (b) commissions, discounts, and other fees and charges owed with respect to letters of credit) of such Person, but excluding, however, (w) fees and transaction expenses associated with the establishment or modification of the Credit Documents, (x) costs associated with obtaining, or breakage costs in respect of, swap agreements, (y) fees and transaction expenses associated with any asset sales, acquisitions, investments, equity issuances or debt issuances permitted hereunder (in each case, whether or not consummated) and (z) amortization of deferred financing costs.
“Interest Payment Date” means, with respect to each Interest Period, the fifteenth day of the calendar month in which such Interest Period ends.  Whenever an Interest Payment Date is not a Business Day, the entire amount that would have been due and payable on such Interest Payment Date shall instead be due and payable on the immediately succeeding Business Day.
“Interest Period” means (i) the period from the Closing Date to the fifteenth day of the immediately succeeding calendar month and (ii) each subsequent period from the day immediately following the end of the immediately prior Interest Period to the fifteenth day of the immediately succeeding calendar month (or such earlier date on which the Advances are repaid in full).  The initial Interest Period shall be the period commencing on the Closing Date and ending on August 15, 2018.
“Interest Rate” means 7.00% per annum.
“Investment” means, with respect to any Person, (a) any loan or advance to any other Person, (b) the purchase or other acquisition of any Stock, Stock Equivalents, other equity interest, obligations or other securities of, (i) any other Person, or (ii) all or substantially all of the assets of any other Person or (iii) all or substantially any Land and/or Improvements or all of the assets constituting the business of a division, branch or other unit operation of any other Person, or (c) any joint venture or partnership with, or any capital contribution to, or other investment in, any other Person.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Credit Document, the amount of any Investment made by any Person shall be the amount actually invested net of any actual returns of any such Investment received by such Person, without adjustment for subsequent increases or decreases in the value of such Investment.
“Joint Venture Investment” means the ownership interest of the Borrower or any of its Subsidiaries in a Joint Venture.
“Joint Venture” means any Person (which may be a corporation, limited liability company or limited partnership), other than a Subsidiary, in which the Parent, the Borrower or any of their respective Subsidiaries beneficially owns any Stock, Stock Equivalents or other equity interest.  As of the Closing Date, the Joint Ventures are set forth on Schedule 4.01(b) to the Disclosure Letter.
“Land” means real property together with all rights, title and interests appurtenant to such real property, including without limitation all rights, title and interests to (a) all strips and gores within or adjoining such property, (b) the streets, roads, sidewalks, alleys, and ways adjacent thereto, (c) all of the tenements, hereditaments, easements, reciprocal easement agreements, rights‑of‑way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, (d) all reversions and remainders, (e) all air space rights, and all water, sewer and wastewater rights, (f) all mineral, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, and (g) all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in anywise appertaining thereto.
“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.
 “Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).
“Liquid Investments” means cash and the following:
(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States;
(b)          (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender or (B) any other bank or trust company which has a combined capital surplus and undivided profit of not less than $250,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s, and (ii) commercial paper issued by (A) any Lender or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A‑2” (or the then equivalent) by the rating service of S&P or not less than “P‑2” (or the then equivalent) by the rating service of Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Administrative Agent;
(c)          repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s; and
(d)          such other instruments (within the meaning of New York’s Uniform Commercial Code) as the Borrower may request and the Administrative Agent may approve in writing, which approval will not be unreasonably withheld.
“Loan Parties” means the Borrower and each of the Guarantors.
“Make Whole Premium” means, with respect to any prepayment or acceleration, an amount equal to the greater of (i) 1% of the amount subject to the prepayment or acceleration and (ii) the present value, as reasonably determined by the Administrative Agent in accordance with accepted financial practice at the date of such event, of all required interest payable on the aggregate principal amount of the Advances subject to such event from the date of such event through and including the fifth anniversary of the Closing Date calculated using the Interest Rate, discounted to the date of the event on a monthly basis assuming a 360-day year and actual days elapsed at a rate equal to the yield for U.S. Treasury Notes with a maturity closest to the Maturity Date.
“Make Whole Trigger Event” means (a) any prepayment by the Borrower or any Guarantor of all, or any part, of the principal balance of any Advance for any reason, whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any proceeding under any Debtor Relief Law, and notwithstanding any acceleration (for any reason) of the Advances; (b) the acceleration of all of the Advances for any reason, including, but not limited to, acceleration in accordance with Article VIII, including as a result of the commencement of a proceeding under any Debtor Relief Law; (c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Loans in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Advances; or (d) the termination of this Agreement for any reason (other than as a result of the payment in full of the Obligations (other than contingent indemnity or reimbursement obligations for which there is no claim) on the Maturity Date).  For purposes of the definition of the term “Make Whole Premium”, if a Make Whole Trigger Event occurs under clause (b), (c) or (d) above, the entire outstanding principal amount of the Advances shall be deemed to have been prepaid on the date on which such Make Whole Trigger Event occurs.
“Material Adverse Change” shall mean (a) a material adverse change in the business, financial condition or results of operations of the Borrower, the Parent and their respective Subsidiaries, taken as a whole, since the date of the most recent financial statements of the Parent delivered to the Lenders pursuant to Section 5.05(b), (b) a material adverse change affecting the validity or enforceability of this Agreement or any Credit Document as against the Borrower or any Guarantor or (c) a material adverse change affecting the ability of the Borrower, the Parent and the Guarantors, taken as a whole, to perform their obligations under this Agreement or the other Credit Document.
“Maturity Date” means July 31, 2023.
“Maximum Rate” mean the maximum non-usurious interest rate under applicable law.
“Minimum Net Worth” means $1,200,000,000.
“Moody’s” means Moody’s Investor Service Inc., and any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Parent, the Borrower or any member of a Controlled Group is making or accruing an obligation to make contributions.
“Net Proceeds” means, with respect to any sale, transfer or disposition by the Parent or any of its Subsidiaries, 100% of the cash proceeds actually received by the Parent or any of its Subsidiaries (in accordance with its ownership percentage in the case of any Non-Wholly Owned Subsidiary) (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable and including casualty insurance settlements and condemnation awards, but only as and when received) in connection with such sale, transfer or disposition, minus (a) the reasonable out-of-pocket fees and expenses actually incurred by the Parent or any such Subsidiary (including attorneys’ fees, accountants’ fees, real property related fees, sales commissions, transfer taxes and charges and brokerage and consultant fees) in connection with such sale, transfer or disposition, (b) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued by the Parent or any of its Subsidiaries as a result thereof, (c) the amount related to such sale, transfer or disposition which is necessary to be distributed by the Parent (or by the Borrower, as applicable) to maintain the Parent’s status as a REIT under the Code (including, without limitation, any equivalent per-share distribution to the unitholders of the Borrower) and to avoid the payment of any Tax that could be avoided by reason of a distribution or other action by the Parent and (d) in the case of any such sale or disposition by a non-wholly-owned Subsidiary or Joint Venture, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (d)) attributable to such interest, directly or indirectly held, by the Parent.
“Non-Wholly Owned Subsidiary” means, as to any Person, any other Subsidiary of such Person all of the equity interests of which (other than directors’ qualifying shares required by law) is not owned by such Person directly and/or through other wholly owned Subsidiaries.
“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit A, evidencing indebtedness of the Borrower to such Lender resulting from an Advance owing to such Lender, and collectively, the “Notes”.
 “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.
“Obligations” means all Advances and other amounts payable by the Borrower to the Administrative Agent, the Lenders or the Indemnified Persons under the Credit Documents, including all interest due on all Advances, all fees, any Make Whole Premiums, any indemnities or expenses and other amounts then due by any Loan Parties under the Credit Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Asset Control of the Department of the Treasury of the United States.
“Other Taxes” has the meaning set forth in Section 2.11(b).
 “Parent Common Stock” means the Class A common shares of beneficial interest of Parent, par value $.01 per share.
“Participant Register” has the meaning set forth in Section 11.06(e).
“Patriot Act” has the meaning set forth in Section 3.01(a)(viii).
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Perfection Certificate” means a certificate of the Parent in substantially the form of Exhibit F.
“Permitted Encumbrances” means the Liens permitted to exist pursuant to Section 6.01.
“Permitted Hazardous Substances” means (a) Hazardous Substances, petroleum and petroleum products which are (i) used in the ordinary course of business and in typical quantities for a retail property and (ii) generated, used and disposed of in accordance with all Legal Requirements and good retail industry practice and (b) non-friable asbestos to the extent (i) that no applicable Legal Requirements require removal of such asbestos from the Property and (ii) such asbestos is encapsulated in accordance with all applicable Legal Requirements and such reasonable operations and maintenance program as may be required by the Administrative Agent.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
“Personal Property” for any Property means all fixtures, furnishings, equipment, furniture, inventory and other personal property of every kind owned by Borrower, Parent or any of their Subsidiaries, whether now existing or hereafter acquired, tangible and intangible, now or hereafter located on or about such Property, and used or to be used in the future in connection with the operation of such Property.
“Plan” means an employee benefit plan (other than a Multiemployer Plan) contributed to by, or maintained for, employees of the Parent, the Borrower or any member of a Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
“Prescribed Forms” means such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Lender providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrower to make payments hereunder for the account of such Lender without withholding, at a reduced rate of withholding or free of deduction of income or similar Taxes (except for any deduction or withholding of income or similar Taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).
“Pro Rata Share” means, at any time with respect to any Lender, the ratio (expressed as a percentage) of such Lender’s outstanding Advance at such time to the aggregate outstanding Advances of all the Lenders at such time.
“Properties” means, means, collectively the Land and the Improvements owned by the Borrower and its Subsidiaries and “Property” means any of such properties. As of the Closing Date, all Properties are listed on Schedule 1.01(b) to the Disclosure Letter.
“Property Material Adverse Effect” means, as to any Property of the Borrower and its Subsidiaries, a material adverse effect upon (i) the Borrower’s or such Subsidiary’s title to such Property, or (ii) the value, use or enjoyment of such Property or the operation or occupancy thereof to the Borrower and its Subsidiaries; provided that no Property Material Adverse Effect shall occur unless the aggregate fair market value of all Properties subject to either such material adverse effect at such time exceeds an amount equal to 10% of Gross Assets (as of the Closing Date after giving effect thereto).

“Property Owner” for any Property, means the Person who owns fee or leasehold title interest (as applicable) in and to such Property.
“Qualified Ground Lease” means, each of the ground leases or ground subleases (including those set forth on Schedule 1.01(c) to the Disclosure Letter hereto) (a) which is a direct ground lease or ground sublease granted by the fee owner of real property or a master ground lessee from such fee owner, (b) which may be transferred and/or assigned without the consent of the lessor (or as to which the lease expressly provides that (i) such lease may be transferred and/or assigned with the consent of the lessor and (ii) such consent shall not be unreasonably withheld or delayed) or subject to certain reasonable pre-defined requirements, (c) which has a remaining term (including any renewal terms exercisable at the sole option of the lessee) of at least twenty (20) years, (d) under which no material default has occurred and is continuing, (e) with respect to which a Lien may be granted without the consent of the lessor (but subject to customary requirements regarding the nature of the holder of such Lien and prior notice to the lessor), (f) which contains customary and reasonable lender protection provisions, including, without limitation, provisions to the effect that (i) the lessor shall notify any holder of a Lien in such lease of the occurrence of any default by the lessee under such lease and shall afford such holder the option to cure such default, and (ii) in the event that such lease is terminated, such holder shall have the option to enter into a new lease having terms substantially identical to those contained in the terminated lease and (g) which otherwise contains no non‑customary terms that are material and adverse to the lessee.
“Register” has the meaning set forth in paragraph (c) of Section 11.06.
“REIT” means a real estate investment trust under Sections 856‑860 of the Code.
“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.
“Required Lenders” means, at any time, Lenders holding at least 51% of the aggregate unpaid principal amount of the Advances at such time.
“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.
“Responsible Officer” means the Chief Executive Officer, President, Executive Vice President or Chief Financial Officer.
“Restricted Payment” means, with respect to any Person, (a) any direct or indirect payment, prepayment, redemption, purchase, or deposit of funds or Property for the payment (including any sinking fund or defeasance), prepayment, redemption or purchase of Indebtedness of such Person or its Subsidiaries incurred in violation of this Agreement, or (b) the making by such Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition of, any shares of any capital stock, any limited liability company interests or any partnership interests of such Person, other than dividends or distributions payable in such Person’s stock, limited liability company interests or any partnership interests.
“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw‑Hill Financial, Inc., and any successor thereto.
“Sanctions” has the meaning set forth in Section 4.22.
“Security Documents” means the Guarantee and Collateral Agreement, each Accession Agreement, and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, Section 5.09, Section 5.10 or otherwise in connection with this Agreement.
“SHLD Master Lease” means that certain Master Lease and side letter entered into in connection therewith, each dated as of July 7, 2015, by and among Seritage SRC Finance LLC and Seritage KMT Finance LLC, as Landlord, and Kmart Operations, LLC and Sears Operations, LLC, as Tenant, as the same may be amended, modified, restated or supplemented from time to time in accordance with this Agreement.
“Solvency Certificate” means a certificate of the Parent in substantially the form of Exhibit G.
“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non‑voting, and includes, without limitation, common stock and preferred stock.
“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.
“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.
“Subsidiary Guarantor” means each Subsidiary of the Parent party to the Guarantee and Collateral Agreement.  The Subsidiary Guarantors as of the Closing Date are listed on Schedule 4.01(a) to the Disclosure Letter.
“Taxes” has the meaning set forth in Section 2.11(a).
“Termination Event” means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30‑day notice to the PBGC under such regulations), (b) the withdrawal of the Parent, the Borrower or any of a Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“Total Commitments” means $1,600,000,000.
“Total Fixed Charge Coverage Ratio” means, for any Fiscal Quarter, the ratio of (a) Combined EBITDA for such Fiscal Quarter to (b) Total Fixed Charges for such Fiscal Quarter.
“Total Fixed Charges” means, for any Person and for any Fiscal Quarter, an amount equal to (a) the sum of the amounts for such period of (i) regularly scheduled cash payments of principal of indebtedness for borrowed money of such Person (other than any balloon payments), (ii) cash Interest Expense of such Person and (iii) to the extent not otherwise included in Interest Expense, dividends and other distributions paid in cash during such period with respect to Disqualified Stock or any preferred stock, in each case, determined in accordance with GAAP and calculated as the sum of (x) 100% of Total Fixed Charges as of such date for the Parent and the Borrower, and the Borrower’s pro rata share of Total Fixed Charges as of such date for the other consolidated businesses, plus (y) the portion of Total Fixed Charges as of such date for the minority holdings allocable to the Borrower, multiplied by (b) four (4).
“Total Indebtedness” means, for any Person as of any date of determination, the sum of total Indebtedness as of such date (calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting adjustments pursuant to GAAP) (other than deferred financing costs) of such Person, determined in accordance with GAAP and calculated as the sum of (x) 100% of Total Indebtedness as of such date for the Parent and the Borrower, and the Borrower’s pro rata share of Total Indebtedness as of such date for the other consolidated businesses, plus (y) the portion of Total Indebtedness as of such date for the minority holdings allocable to the Borrower.
“Total Liabilities” means, for any Person as of any date of determination, the total liabilities of such Person as of such date, determined in accordance with GAAP and calculated as the sum of (x) 100% of Total Liabilities as of such date for the Parent and the Borrower, and the Borrower’s pro rata share of Total Liabilities as of such date for the other consolidated businesses, plus (y) the portion of Total Liabilities as of such date for the minority holdings allocable to the Borrower.
“Total Leverage Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) Total Indebtedness as of such date divided by (b) Gross Assets as of such date.
“Unencumbered Combined EBITDA” means, for any Fiscal Quarter, that portion of Combined EBITDA for such Fiscal Quarter that is not subject to or encumbered by Indebtedness secured by a Lien (other than the Obligations) and is not subject to any agreements, the effect of which would be to restrict, directly or indirectly, the ability of the owner of the applicable Property from granting Liens thereon, calculated on the last day of such fiscal quarter (other than the Credit Documents).
“Unencumbered Fixed Charge Coverage Ratio” means, for any Fiscal Quarter, the ratio of (a) Unencumbered Combined EBITDA for such Fiscal Quarter to (b) Unencumbered Fixed Charges for such Fiscal Quarter.
“Unencumbered Fixed Charges” means, for any Person and for any Fiscal Quarter, an amount equal to (a) Interest Expense of such Person for such period incurred on Unsecured Indebtedness, determined in accordance with GAAP and calculated as the sum of (x) 100% of Unencumbered Fixed Charges as of such date for the Parent and the Borrower, and the Borrower’s pro rata share of Unencumbered Fixed Charges as of such date for the other consolidated businesses, plus (y) the portion of Unencumbered Fixed Charges as of such date for the minority holdings allocable to the Borrower, multiplied by (b) four (4).
“Unencumbered Gross Assets” means, as of any date of determination, an amount equal to the portion of Gross Assets as of such date attributable to Unencumbered Properties.
“Unencumbered Leverage Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) Unsecured Indebtedness as of such date, divided by (b) Unencumbered Gross Assets as of such date.
“Unencumbered Properties” means each Acceptable Property, and “Unencumbered Property” means any one of the Unencumbered Properties.
For purposes of this definition:
“Acceptable Ground Lease” means a ground lease with respect to an Acceptable Property executed by a Subsidiary Guarantor, as lessee, that (a) has a remaining lease term (including extension or renewal rights) of at least twenty-five (25) years, calculated as of the date such Acceptable Property is deemed an Unencumbered Property, and that the Administrative Agent determines, in its sole discretion, is a financeable ground lease and is otherwise acceptable or (b) has a bargain purchase option (as defined in accordance with GAAP).
“Acceptable Property” means a Property (a) that is approved by the Administrative Agent and the Required Lenders, or (b) that meets the following requirements:
(i)          such Property is wholly-owned by, or ground leased pursuant to an Acceptable Ground Lease to, the Borrower or a Subsidiary Guarantor free and clear of any Liens (other than Liens permitted by Section 6.01);
(ii)          such Property is located within the United States or Puerto Rico;
(iii)          if such Property is owned by a Subsidiary Guarantor, or is ground leased pursuant to an Acceptable Ground Lease to a Subsidiary Guarantor, then the Stock of such Subsidiary Guarantor is owned, directly or indirectly by the Borrower, free and clear of any Liens other than Liens permitted by Section 6.01; and
(iv)          such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which, individually or collectively, are not material to the profitable operation of such Property.
“Unsecured Indebtedness” means, for any Person as of any date of determination, Indebtedness as of such date of such Person, in each case, that is not secured by a Lien and as determined in accordance with GAAP and calculated as the sum of (x) 100% of Unsecured Indebtedness as of such date for the Parent and the Borrower, and the Borrower’s pro rata share of Unsecured Indebtedness as of such date for the other consolidated businesses, plus (y) the portion of Unsecured Indebtedness as of such date for the minority holdings allocable to the Borrower.  Notwithstanding the foregoing, all Indebtedness under the Credit Documents shall be deemed to be included in the definition of “Unsecured Indebtedness”.
Section 1.02          Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Section 1.03          Accounting Terms;  Changes in GAAP.  (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis.
(a)          Unless otherwise indicated, all financial statements of the Borrower and the Parent, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the Consolidated accounts of the Borrower, the Parent and their respective Subsidiaries (as applicable) in accordance with GAAP.
(b)          If any changes in accounting principles after the Closing Date required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial metrics, standards or terms found in this Agreement, then the parties shall enter into and diligently pursue negotiations in order to amend such financial metrics, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of the Parent and Borrower and their respective Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made.  Until covenants, standards, or terms of this Agreement are amended in accordance with this Section 1.3(b), such covenants, standards and terms shall be computed and determined in accordance with accounting principles in effect prior to such change in accounting principles.
(c)          Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825‑10‑25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent, the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470‑20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the date hereof.
(d)          For purposes of calculating the financial metrics set forth in Article VII with respect to any period during which any Investment, material acquisition, material disposition, incurrence, assumption or repayment of Indebtedness or Restricted Payment occurs, such financial metrics shall be calculated with respect to such period on a pro forma basis, giving effect to such event as if such event occurred at the beginning of such period.  Calculation of pro forma basis with respect to Section 7.03 shall be based on the most recent financial statements delivered to the Administrative Agent pursuant to Section 5.05 (or prior to the initial delivery thereof, the most recent Parent financial statements filed with the U.S. Securities and Exchange Commission), as modified by such pro forma transaction and any other pro forma transactions after the date of such financial statements but prior to the pro forma determination date.
Section 1.04          Guarantors.  If following the Closing Date, any entity is added as a Guarantor in accordance with Section 5.09 then each reference to Guarantor shall mean the Parent, the Subsidiary Guarantors and each such additional entity.
Section 1.05          Miscellaneous.  Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.
ARTICLE II

THE ADVANCES
Section 2.01          The Advances.  On the Closing Date, the Initial Lender agrees, subject to the terms and conditions set forth in this Agreement, to make a single advance in U.S. Dollars to the Borrower (the “Closing Date Advance”) in an amount equal to the Total Commitments.  Amounts repaid on any Advance may not be reborrowed.
Section 2.02          Method of Borrowing.
(a)          Notice.  The Borrowing shall be made by telephone (promptly confirmed in writing on the same day) pursuant to a Notice of Borrowing, given not later than 1:00 P.M. (New York City time) on the first Business Day prior to the Closing Date, by the Borrower to the Administrative Agent.  The Notice of Borrowing shall be in writing specifying the requested (i) date of the Borrowing (which shall be the Closing Date) and (ii) the amount of the Borrowing (which shall be in an amount equal to $1,600,000,000).  The Initial Lender shall, subject to the satisfaction of the conditions set forth in Section 3.01, before 1:00 P.M. (New York City time) on the date of the Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent in same day funds, the amount of the Borrowing.  Upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at such account as the Borrower shall specify to the Administrative Agent in its Notice of Borrowing.
(b)          Notice Irrevocable.  The Notice of Borrowing shall be irrevocable and binding on the Borrower.
(c)          [Reserved].
(d)          Lender Obligations Several.  The failure of any Lender to make an Advance to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, to make an Advance on the date of the Borrowing.  No Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender on the date of the Borrowing.
(e)          Notes.  Upon the request of a Lender, the indebtedness of the Borrower to such Lender resulting from an Advance owing to such Lender shall be evidenced by the Note of the Borrower payable to the order of such Lender in substantially the form of Exhibit A; provided, however, that to the extent no Note has been issued to a Lender, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from such Advance and extension of credit made hereunder and each reference in this Agreement to an amount owed pursuant to a Note (to the extent that there are no Notes) shall mean the principal amount of all Advances and all obligations due under a Note (to the extent there are no Note) shall mean all obligations due under this Agreement.
(f)          Lender Booking Vehicles.  Each Lender may, at its option, make an Advance available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Advance;  provided, however, that (i) any exercise of such option shall not affect the obligation of the Borrower or any Lender in accordance with the terms of this Agreement and (ii) nothing in this Section 2.02(f) shall be deemed to obligate any Lender to obtain the funds for such Advance in any particular place or manner or to constitute a representation or warranty by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.
Section 2.03          [Reserved].
Section 2.04          Incremental Borrowing.
(a)          Incremental Facility Commitment.  Subject to the terms and conditions set forth in this Section 2.04, the Initial Lender or an Affiliate thereof designated by the Initial Lender (the “Incremental Lender”) agrees to provide at any time and from time to time prior to the Maturity Date, following at least 5 Business Days’ prior written notice by the Borrower to the Administrative Agent, an additional aggregate principal amount of term loans under this Agreement in an aggregate principal amount of up to $400,000,000 (the “Incremental Commitment”) by way of an increase in the outstanding Advance (the “Incremental Facilities” and the advances made thereunder, the “Incremental Advances”).  Upon the making of any Incremental Advance, the Incremental Commitment shall be reduced by an equivalent amount, and in any event the Incremental Commitment shall terminate in full on the Maturity Date.  An individual Incremental Advance shall be (unless otherwise agreed by the Initial Lender) in a principal amount of at least $25,000,000 and integral multiples thereof.
(b)          Ranking.  The Incremental Facilities shall rank pari passu in right of payment and security with the Closing Date Advance.
(c)          [Reserved].
(d)          Conditions.  Incremental Advances shall be subject to the satisfaction of the following conditions: (i) the conditions set forth in Section 3.01(b) and (d), tested as of the day such Incremental Advance is made (assuming the incurrence of such Incremental Advance), (ii) execution and delivery of an Incremental Amendment (which shall include a customary reaffirmation of the Guarantee and Collateral Agreement and any other Security Document by the Initial Lender, the Administrative Agent and each of the Loan Parties) in form and substance reasonably satisfactory to the Administrative Agent, (iii) (x) rental income of the Parent and its Subsidiaries (including, without duplication, any pro rata share of rental income for the other consolidated businesses and the portion of rental income for the minority holdings allocable to the Borrower) (other than rental income attributable to Sears Holding Corporation or an Affiliate thereof), annualized for the Fiscal Quarter period (calculated after giving effect to any signed but not open leases in a manner consistent with clause (b) of the definition of “Combined EBITDA”) ended prior to the date of incurrence of such Incremental Advance for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.05, is no less than $200,000,000 and (y) the Parent, acting in good faith, reasonably projects that rental income of the Parent and its Subsidiaries (including, without duplication, any pro rata share of rental income for the other consolidated businesses and the portion of rental income for the minority holdings allocable to the Borrower) (other than rental income attributable to any Properties pursuant to which the lessee is Sears Holding Corporation or an Affiliate thereof) for the succeeding four consecutive Fiscal Quarter period thereafter (calculated after giving effect to any signed but not open leases in a manner consistent with clause (b) of the definition of “Combined EBITDA”) commencing with the Fiscal Quarter during which the date of incurrence of such Incremental Advance shall be no less than $200,000,000, and the Parent shall have delivered a certificate to the Administrative Agent to such effect, and (iv) the Administrative Agent shall have received customary secretary’s and  officer’s certificates and legal opinions in respect of the Borrower and the Guarantors to the extent reasonably requested by the Administrative Agent.
(e)          Incremental Amendment.  Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, the Parent, each Lender providing such Incremental Facility and the Administrative Agent. The terms of each Incremental Advance shall be identical to the terms applicable to the Advance under this Agreement and upon issuance of any such Incremental Advance pursuant to such Incremental Amendment, such Incremental Advances shall each be treated as an Advance as provided under the Incremental Amendment.
Section 2.05          Repayment of Advances.  The Borrower shall repay in full any outstanding Obligations on the Maturity Date.
Section 2.06          Interest and Fees.
(a)          Advances.  On each Interest Payment Date, subject to Sections 2.06(b) through (c) below, the Borrower shall pay interest in cash on the unpaid principal amount of any Advance for the applicable Interest Period at a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 360 day year, as the case may be) equal at all times to the Interest Rate, payable in arrears.
(b)          Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect.  In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes.  In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.
(c)          Overdue Amounts.  If any interest, principal or fee is not paid when due and payable under this Agreement, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to (x) the applicable Interest Rate for such Advance plus (y) 2.00%, from the date such amount becomes due until the date such amount is paid in full.
(d)          Incremental Facility Fee.  The Borrower agrees to pay to the Initial Lender a facility fee on the Closing Date and annually in advance on each anniversary thereof (other than the Maturity Date), in each case, equal to 1.00% per annum of the amount of the unused Incremental Commitment on each such payment date.
Section 2.07          Prepayments. The Borrower shall not have any right to prepay any principal amount of any Advance; provided that, upon not less than three Business Days’ prior written notice to the Administrative Agent, the Borrower may prepay all Advances in full (but not in part), including all accrued interest to the prepayment date on the amount prepaid, in addition to the Make Whole Premium, provided such prepayment is on a Business Day that is no earlier than 30 days prior to the Maturity Date.

Section 2.08          [Reserved].
Section 2.09          Increased Costs.
(a)          Advances.  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation enacted, issued or promulgated after the date of this Agreement or (ii) the compliance with any guideline, rule, directive or request from any central bank or other Governmental Authority (whether or not having the force of law) enacted, issued or promulgated after the date of this Agreement, there shall be any increase in the cost to any Lender of agreeing to make or making, funding, continuing or maintaining an Advance, then the Borrower shall from time to time, within 10 days of written demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender for such increased cost; provided, that, before making any such demand, each Lender agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender at the time such Lender demands payment under this Section shall be conclusive and binding for all purposes, absent manifest error. This Section 2.09(a) shall not apply with respect to (A) Indemnified Taxes, (B) Taxes described in clauses (i), (ii) and (iii) of Excluded Taxes, (C) Taxes attributable to such Lender’s failure to comply with Sections 2.11(f) and (g), and (D) Other Taxes.
(b)          Capital Adequacy.  If any Lender determines in good faith that compliance with any law or regulation or any guideline, rule, directive or request from any central bank or other Governmental Authority (whether or not having the force of law) enacted, issued or promulgated after the date of this Agreement affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend and other commitments of this type, then, upon 10 days prior written notice by such Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, as the case may be, from time to time as specified by such Lender, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender, in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend under this Agreement.  A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
(c)          [Reserved].
(d) Notwithstanding anything to the contrary contained in this Agreement, the Dodd‑Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed an introduction or change of the type referred to in this Section 2.09, regardless of the date enacted, adopted or issued or implemented.
(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.09 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of an introduction or change of the type referred to in this Section 2.09 giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if an introduction or change of the type referred to in this Section 2.09 giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.10          Payments and Computations.
(a)          Payment Procedures.  Except if otherwise set forth herein, the Borrower shall make each payment under this Agreement not later than 12:00 Noon (New York City time) on the day when due in Dollars to the Administrative Agent without setoff, deduction or counterclaim at the location as the Administrative Agent shall designate in writing to the Borrower in same day funds.  The Administrative Agent will on the next Business Day following the day such payment is deemed received from the Borrower cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Section 2.06(d), 2.09 or 2.11, but after taking into account payments effected pursuant to Section 11.04) to the Lenders in accordance with each Lender’s Pro Rata Share for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
(b)          Computations.  All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the Interest Period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.
(c)          Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.
(d)          Administrative Agent Reliance.  Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for each such day.
(e)          Application of Payments.  Unless otherwise specified in Section 2.07 hereof, whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement, such payment shall be distributed and applied by the Administrative Agent and the Lenders in the following order:  first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement or any other Credit Document and the payment of fees and expenses due and payable to each Lender under Section 11.04, ratably among such parties in accordance with the aggregate amount of such payments owed to each such party; second, to the payment of all expenses due and payable under Section 2.11(c), ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of all other fees due and payable under Section 2.06(d); fourth, to the payment of the interest accrued on all of the Advances, ratably among the Lenders in accordance with their respective Pro Rata Shares; and fifth, to the payment of the principal amount of all of the Advances, regardless of whether any such amount is then due and payable.
(f)          Register.  The Administrative Agent shall record in the Register the Commitment and Advance of each Lender and the repayment or prepayment in respect to the principal amount of the Advance.  Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder in respect of the Advance.
Section 2.11          Taxes.
(a)          No Deduction for Certain Taxes.  Any and all payments by or on account of any Obligations of the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (collectively, “Taxes”), except as required by applicable law.  If the Borrower or Administrative Agent shall be required by law (as determined in the good faith discretion of the Borrower or Administrative Agent, as applicable) to deduct any Taxes from or in respect of any sum payable to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that (y) if the Borrower’s or Administrative Agent’s obligation to deduct or withhold Taxes is caused solely by such Lender’s or the Administrative Agent’s failure to comply with paragraphs (f) and (g) of this Section 2.11 or (z) such Tax is an Excluded Tax, no such increase shall be required; (ii) the Borrower or Administrative Agent, as applicable, shall make such deductions; and (iii) the Borrower or Administrative Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.
(b)          Other Taxes.  In addition, the Borrower agrees to pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies which arise from any payment made under, or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).
(c)          Indemnification.  Subject to the proviso of Section 2.11(a), the Borrower indemnifies each Lender and the Administrative Agent for the full amount of Indemnified Taxes or Other Taxes imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, or required to be withheld or deducted from a payment to such Lender or the Administrative Agent, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by any Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.  Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from the Administrative Agent on behalf of itself as Administrative Agent or any such Lender.  If any Lender or the Administrative Agent determines in its sole discretion exercised in good faith that it has received a refund in respect of any Indemnified Taxes or Other Taxes paid by the Borrower under this Section 2.11, such Lender or the Administrative Agent, as the case may be, shall promptly pay to the Borrower the Borrower’s share of such refund, net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary herein, in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this Section 2.11(c) the payment of which would place the Administrative Agent or any Lender in a less favorable net after‑Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.11(c) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(d)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(e) relating to the maintenance of a Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)          Evidence of Tax Payments.  The Borrower will pay prior to delinquency all Taxes and Other Taxes payable by the Borrower in respect of any payment made hereunder.  Within 30 days after the date of any payment of any withholding Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 11.02, the original or a certified copy of a receipt evidencing payment of such Taxes or Other Taxes, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements, and as will enable the Borrower or Administrative Agent to comply with their own withholding or information reporting requirements (including pursuant to FATCA or any analogous provisions of non-U.S. law).  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(g) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Without limiting the generality of the foregoing, any Lender that is a United States Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or any successor thereto) certifying that such Lender is exempt from or otherwise not subject to United States federal backup withholding tax.
(g)          Foreign Lender Withholding Exemption.  Each Lender agrees that it will deliver to the Borrower and the Administrative Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance two duly completed copies of the Prescribed Forms, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it without deduction or withholding of any United States federal withholding Taxes.  Each Lender which delivers to the Borrower and the Administrative Agent a Prescribed Form further undertakes to deliver to the Borrower and the Administrative Agent two further copies of a replacement Prescribed Form, on or before the date that any such Prescribed Form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal withholding Taxes.  If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such Prescribed Form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without deduction or withholding of any United States federal withholding Taxes, such Lender shall not be required to deliver such forms.  The Borrower or Administrative Agent, as applicable, shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Prescribed Forms.  If a payment made to a Lender under any Credit Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)          Without prejudice to the survival of any other agreement of any party hereunder or under any other Credit Document, the agreements and obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Credit Documents.
Section 2.12          Lender Mitigation Obligations. If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender, as applicable, shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking an Advance hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 2.13           Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of an Advance in excess of its Pro Rata Share of payments on account of the Advances obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to the purchasing Lender to (b) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by Legal Requirement, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
ARTICLE III

 CONDITIONS OF LENDING
Section 3.01          Conditions Precedent to Closing and for Borrowing.  This Agreement shall become effective and the Initial Lender is obligated to fund the Closing Date Advance on the date that all of the following conditions shall have been satisfied or waived by the Administrative Agent:
(a)          Documentation.  The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower, the Parent and the Lenders, and the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and, with respect to this Agreement, the Notes (if required by a Lender), the Disclosure Letter and the Guarantee and Collateral Agreement, in sufficient copies for each Lender (except for each Note, as to which one original of each shall be sufficient):
(i) an executed copy of the Guarantee and Collateral Agreement and the Disclosure Letter;
(ii) a certificate from the Chief Executive Officer, President, Chief Financial Officer or Executive Vice President of the Parent on behalf of the Borrower dated as of the Closing Date stating that as of the Closing Date (A) all representations and warranties of the Borrower and the Guarantors set forth in this Agreement and the Credit Documents are true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects); provided, to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; and (B) no Default has occurred and is continuing;
(iii) a certificate of the Secretary of the Borrower dated as of the Closing Date certifying as of the Closing Date to the extent applicable (A) the names and true signatures of officers or authorized representatives of the Borrower authorized to sign the Credit Documents, (B) resolutions of the board of trustees of Parent, in its capacity as the general partner of the Borrower, approving the transactions herein contemplated and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Credit Documents and each Credit Document to which it is or is to be a party, (C) a true and correct copy of the organizational documents of Borrower, and (D) a true and correct copy of the partnership agreement of the Borrower;
(iv) a certificate of the Secretary of the Parent dated as of the Closing Date certifying as of the Closing Date (A) the names and true signatures of officers or authorized representatives of the Parent authorized to sign the Credit Documents, (B) resolutions of the board of trustees of Parent approving the transactions herein contemplated and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Credit Documents and each Credit Document to which it is or is to be a party, (C) a true and correct copy of the organizational documents of Parent, (D) a true and correct copy of the bylaws of the Parent, and (E) that the Parent owns 100% of the general partner interests in the Borrower;
(v) a certificate of the Secretary of each of the Subsidiary Guarantors dated as of the Closing Date certifying as of the Closing Date to the extent applicable (A) the names and true signatures of officers, members or authorized representatives of each of the Subsidiary Guarantors authorized to sign the Credit Documents, (B) resolutions of the respective members of each of the Subsidiary Guarantors, approving the transactions herein contemplated and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Credit Documents and each Credit Documents to which it is or is to be a party, (C) a true and correct copy of the organizational documents of each of the Subsidiary Guarantors, and (D) a true and correct copy of the operating agreement of each of the Subsidiary Guarantors;
(vi) a copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each of the Borrower, the Parent and each Subsidiary Guarantor, dated reasonably near (but prior to) the Closing Date, certifying (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Person, and each amendment thereto on file in such Secretary’s office, and (B) that such Person is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation;
(vii) a copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any of the Parent, the Borrower and each Guarantor Subsidiary owns or leases material property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Change, dated reasonably near (but prior to) the Closing Date, stating with respect to each such Person that such Person is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate;
(viii) (A) a favorable written opinion of Sidley Austin LLP, as special counsel for the Borrower, the Subsidiary Guarantors and the Parent in a form and substance reasonably acceptable to the Administrative Agent, dated as of the Closing Date, and (B) a favorable opinion of Venable LLP, as special counsel for Parent in a form and substance reasonably acceptable to the Administrative Agent, dated as of the Closing Date;
(ix) any information or materials reasonably required by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with (i) the USA Patriot Act (Title III of Pub.  L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”) and (ii) any applicable “know your customer” or similar rules and regulations, in each case, reasonably requested by such Lender in writing at least ten Business Days prior to the Closing Date;
(x) a Solvency Certificate signed by the chief financial officer or another Responsible Officer of the Parent confirming the solvency of the Parent and its Subsidiaries on a consolidated basis after giving effect to the Closing Date Advance and the transactions contemplated by this Agreement;
(xi) a Perfection Certificate signed by a Responsible Officer of the Parent with respect to the Parent, the Borrower and the Subsidiary Guarantors; and
(xii) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to each of the Loan Parties.
(b)          Representations and Warranties.  The representations and warranties contained in Article IV hereof and the Guarantee and Collateral Agreement shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects).
(c)          Fees and Expenses.  The Borrower shall have paid the fees required to be paid as of the execution of this Agreement pursuant to Section 2.06(d) and all other amounts due and payable pursuant to the Credit Documents, including reimbursement or payment of all reasonable out of pocket expenses required to be reimbursed or paid by the Borrower or any Guarantor hereunder or under any Credit Document.
(d)          No Default.  No Event of Default or Default has occurred and is continuing or would result from the Advances on the Closing Date or from the application of the proceeds therefrom.
(e)          Borrowing Notice.  The Borrower shall have executed and delivered to the Administrative Agent a Notice of Borrowing in accordance with Section 2.02.
(f)          Refinancing.  Substantially concurrently with the funding of the Closing Date Advance hereunder, the proceeds of such Advance shall be used to repay in full all obligations and liabilities outstanding pursuant to the Existing Loan Agreements, including all accrued and unpaid principal, interest, fees and premiums and all costs and expenses related thereto, all Liens and guarantees in respect thereof shall have been terminated in full (except as otherwise provided under Section 5.11), and the Administrative Agent shall have received copies of executed payoff letters or the equivalent thereof confirming the same.
(g)          Security Filings, Registrations, Recordings and Deliveries. Each document (including any UCC financing statement) required by the Guarantee and Collateral Agreement or under applicable law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral required to be delivered pursuant to the Guarantee and Collateral Agreement, shall be in proper form for filing, registration or recordation.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES
The Parent and the Borrower each represent and warrant as follows:
Section 4.01          Existence; Qualification; Partners; Subsidiaries.
(a)          The Borrower is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify to do business would not reasonably be expected to cause a Material Adverse Change.
(b)          The Parent is a REIT duly organized, validly existing, and in good standing under the laws of Maryland and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify to do business would not reasonably be expected to cause a Material Adverse Change with respect to the Parent.
(c)          The Parent is the Borrower’s sole general partner with full power and authority to bind the Borrower to the Credit Documents.
(d)          As of the Closing Date, the Parent owns (i) a general partner interest in the Borrower representing 63.8% of the outstanding common interests in the Borrower, (ii) a limited partnership interest in the Borrower representing 36.2% of the outstanding common interests in the Borrower and (iii) 100% of the outstanding preferred interests in the Borrower.
(e)          Each Subsidiary and each Joint Venture of the Borrower is a limited partnership, general partnership, limited liability company or corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not reasonably be expected to have a material adverse effect on such Subsidiary.  The Borrower has no Subsidiaries on the date of this Agreement other than the Subsidiaries listed on the attached Schedule 4.01(a) to the Disclosure Letter, and Schedule 4.01(a) to the Disclosure Letter lists the jurisdiction of formation and the address of the principal office of each such Subsidiary existing on the date of this Agreement and whether such Subsidiary is a Subsidiary Guarantor as of the Closing Date.  As of the Closing Date, the Borrower owns, directly or indirectly, 100% of the interests in each Subsidiary except as set forth on Schedule 4.01(a) to the Disclosure Letter.  The Borrower has no Joint Ventures on the date of this Agreement other than the Joint Ventures listed on the attached Schedule 4.01(b) to the Disclosure Letter, and Schedule 4.01(b) to the Disclosure Letter lists the jurisdiction of formation, the Borrower’s direct or indirect ownership interest in each Joint Venture, the percentage ownership in each Joint Venture and all other owners of the interests in each Joint Venture as of the date of this Agreement.
(f)          As of the date of this Agreement, neither the Borrower, nor the Parent, nor any of the Subsidiaries of Borrower own directly or indirectly any Property as would, in each case, be reasonably expected to result in an Event of Default under Section 8.01(j).
Section 4.02          Partnership and Corporate Power.  The execution, delivery, and performance by the Borrower, the Parent and each other Guarantor of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Persons’ trust, partnership, limited liability company and corporate powers, as applicable, (b) have been duly authorized by all necessary trust, corporate, limited liability company and partnership action, as applicable, (c) do not contravene (i) such Person’s declaration of trust, certificate or articles, as the case may be, of incorporation or by‑laws, operating agreement or partnership agreement, as applicable, or (ii) any law or any contractual restriction binding on or affecting any such Person, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.  At the time of borrowing any Advance, such Advance and the use of the proceeds of such Advance (a) will be within the Borrower’s partnership powers, (b) will have been duly authorized by all necessary partnership action, (c) will not contravene (i) the Borrower’s partnership agreement or (ii) any law or any contractual restriction binding on or affecting the Borrower, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
Section 4.03          Authorization and Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower, the Parent or any other Loan Party of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby.  At the time of borrowing any Advance, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for the borrowing of such Advance or the use of the proceeds of such Advance the absence of which could reasonably be expected to cause a Material Adverse Change.
Section 4.04          Enforceable Obligations.  This Agreement, the Notes and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower; this Agreement, the Guarantee and Collateral Agreement and the other Credit Documents to which any Guarantor is a party have been duly executed and delivered by such Guarantor.  Each Credit Document is the legal, valid, and binding obligation of the Borrower and each Guarantor to which it is a party, enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity).
Section 4.05          Parent REIT Status.  Commencing with its short taxable year ending December 31, 2016, the Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.  The Parent has not engaged in any “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) of the Code (or any successor provision thereto), and for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a REIT has been, entitled to a dividends paid deduction which meets the requirements of Section 857(a) of the Code.
Section 4.06          Financial Statements.  The Consolidated balance sheet of the Parent and its Subsidiaries, and the related Consolidated statements of operations, shareholders’ equity and cash flows, of the Parent and its Subsidiaries contained in the most recent financial statements delivered to the Lenders, fairly present the financial condition in all material respects and reflects the Indebtedness of the Parent and its Subsidiaries as of the respective dates of such statements and the results of the operations of the Properties for the periods indicated, and such balance sheet and statements were prepared in accordance with GAAP, subject to year‑end adjustments.  Since December 31, 2017, no Material Adverse Change has occurred.
Section 4.07          True and Complete Disclosure.  No representation, warranty, or other statement made by the Borrower (or on behalf of the Borrower) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement.  Except as disclosed in the Parent’s filings required by the Exchange Act (the “Existing SEC Filings”), there is no fact known to the Borrower or the Parent on the date of this Agreement that has not been disclosed to the Administrative Agent which could reasonably be expected to cause a Material Adverse Change.  All projections, estimates, and pro forma financial information furnished by the Borrower and the Parent or on behalf of the Borrower or the Parent were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.  No representation, warranty or other statement made in any filing required by the Exchange Act contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date same were made.  Borrower and/or Parent have made all filings required by the Exchange Act.
Section 4.08          Litigation.  Except as set forth in the attached Schedule 4.08 to the Disclosure Letter or in Parent’s Existing SEC Filings, except to the extent covered by independent third-party insurance that has not been denied and is not reasonably expected to be denied, and except with respect to any other actions or proceedings that, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change, as of the date of this Agreement there is no pending or, to the best knowledge of the Parent and the Borrower, threatened action or proceeding affecting the Borrower, the Parent, or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator.
Section 4.09          Use of Proceeds.
(a)          Advances.  The proceeds of the Advances will be used by the Borrower (i) to repay in full all Indebtedness and any other amounts outstanding under or in connection the Existing Loan Agreements, (ii) to pay fees and expenses in connection with the establishment of the Credit Documents and (iii) to the extent not utilized pursuant to clauses (i) or (ii), to be deposited into a Controlled Account (subject to Section 5.11) to be used to pay the operating expenses of the Borrower and its Subsidiaries and to renovate, repair, restore and expand real properties.
(b)          Regulations.  No proceeds of the Advances will be used to purchase or carry any margin stock in violation of Regulations T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board).
Section 4.10          Investment Company Act.  Neither the Borrower, the Parent nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.11          Taxes.  Except as would not reasonably be expected to cause a Material Adverse Change, (i) all federal, state, local and foreign Tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent, the Borrower and their respective Subsidiaries, or any member of a Controlled Group have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, except where contested in good faith and by appropriate proceedings, and (ii) all Taxes (including sales and use taxes) and other impositions due and payable (which are, individually or in the aggregate, material in amount and whether or not shown on a tax return) have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, except where contested in good faith and by appropriate proceedings; provided, that the Parent, the Borrower, any member of a Controlled Group, or any of their respective Subsidiaries, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP. As of the date of this Agreement, neither the Parent, the Borrower nor any member of a Controlled Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any material federal, state, local or foreign taxes or other impositions. Proper and accurate amounts have been withheld by the Borrower and all members of each Controlled Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.
Section 4.12          Pension Plans.  All Plans are in compliance in all material respects with all applicable provisions of ERISA.  No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code.  No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code.  No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code.  Neither the Parent, the Borrower, nor any member of a Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability.  As of the most recent valuation date applicable thereto, neither the Parent, the Borrower nor any member of a Controlled Group has received notice that any Multiemployer Plan is insolvent.
Section 4.13          Condition of Property; Casualties; Condemnation.  Except as set forth on Schedule 4.13 to the Disclosure Letter or, with respect to any Property, that could not reasonably be expected to have a Property Material Adverse Effect, and except for such items as the Borrower or a Subsidiary is or will be addressing consistent with sound business practices and has sufficient funds to address, each Property (a) is in good repair, working order and condition, normal wear and tear excepted, (b) is free of structural defects, (c) is not subject to material deferred maintenance and (d) has all building systems contained therein in good repair, working order and condition, normal wear and tear excepted. None of the Properties of the Borrower or of any of its Subsidiaries has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy. No condemnation or other like proceedings that has had, or could reasonably be expected to result in, a Material Adverse Change, are pending and served nor, to the knowledge of the Borrower, threatened against any Property in any manner whatsoever. No casualty has occurred to any Property that could reasonably be expected to have a Material Adverse Change.
Section 4.14          Insurance.  The Borrower and each of its Subsidiaries carry, or are the beneficiaries under, the insurance required pursuant to the provisions of Section 5.07.
Section 4.15          No Burdensome Restrictions;  No Defaults.
(a)          Except in connection with Indebtedness which is permitted pursuant to the provisions of Section 6.02, neither the Parent, the Borrower nor any of their Subsidiaries is a party to any indenture, loan or credit agreement.  Neither the Borrower, the Parent nor any of their respective Subsidiaries is a party to any agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change.  Neither the Borrower, the Parent nor any of their Subsidiaries is in default under or has received any notice of default with respect to (i) any contract, agreement, lease or other instrument or (ii) any Qualified Ground Lease or management agreement, which default could reasonably be expected to cause a Material Adverse Change.
(b)          No Default or Event of Default has occurred and is continuing.
Section 4.16          Environmental Condition.
(a)          Except as set forth on Schedule 4.16 to the Disclosure Letter or, with respect to any Property, would not reasonably be expected to have a Property Material Adverse Effect, to the knowledge of the Borrower, the Borrower and its Subsidiaries (i) have obtained all Environmental Permits material for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in material compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.
(b)          Except as disclosed in writing to the Administrative Agent or, with respect to any Property, would not reasonably be expected to have a Property Material Adverse Effect, to the knowledge of Borrower, none of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws which would reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located; (iii) has been the site of any Release, use or storage of Hazardous Substances or Hazardous Wastes from present or past operations except for Permitted Hazardous Substances, which Permitted Hazardous Substances have not caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response or (iv) none of the Improvements are constructed on land designated by any Governmental Authority having land use jurisdiction as wetlands.
Section 4.17          Legal Requirements, Zoning, Utilities, Access.  Except as set forth on Schedule 4.17 to the Disclosure Letter attached hereto or, with respect to any Property, would not reasonably be expected to have a Property Material Adverse Effect, the use and operation of each Property constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any Property (or any portion thereof). The Borrower and its Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights (collectively “Permits”) required by Governmental Authority to own and operate the Properties, except for those Permits if not obtained would not reasonably be expected to cause a Material Adverse Change. The Borrower and its Subsidiaries own and operate their business in compliance with all applicable material Legal Requirements, except, with respect to any Property, as would not reasonably be expected to result in a Property Material Adverse Effect.  Except as would not reasonably be expected to result in a Property Material Adverse Effect, to the extent necessary for the full utilization of each Property in accordance with its current use, telephone services, gas, steam, electric power, storm sewers, sanitary sewers and water facilities and all other utility services are available to each Property, are adequate to serve each such Property, exist at the boundaries of the Land and are not subject to any conditions, other than normal charges to the utility supplier, which would limit the use of such utilities. Except as would not reasonably be expected to result in a Property Material Adverse Effect, all streets and easements necessary for the occupancy and operation of each Property are available to the boundaries of the Land.
Section 4.18          Existing Indebtedness.  Except for the Obligations, the only Indebtedness of the Borrower, the Parent or any of their respective Subsidiaries existing as of the Closing Date is the Indebtedness set forth on Schedule 4.18 to the Disclosure Letter attached hereto and certain other Indebtedness incurred in the ordinary course of business not to exceed $500,000.  No “default” or “event of default”, however defined, has occurred and is continuing under any such Indebtedness (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).
Section 4.19          Title; Encumbrances.   As of the Closing Date, neither Borrower, Parent nor any of their Subsidiaries own, directly or indirectly, any Land or Improvements other than the Properties as set forth on Schedule 1.01(b) to the Disclosure Letter and any interest in a Joint Venture as set forth on Schedule 4.01(b) to the Disclosure Letter. With respect to the Properties, except as would not reasonably be expected to have a Property Material Adverse Effect, the Borrower or any Subsidiary, as the case may be, has (i) good and marketable fee simple title to the Property (other than for Property subject to a ground lease, as to which it has a valid leasehold interest) and (ii) good and marketable title to the Personal Property (other than Personal Property for any Property for which the Property Owner has a valid leasehold interest), in each case, free and clear of all Liens (other than Permitted Encumbrances), and there exists no Liens or other charges against such Property or leasehold interest or any of the real or personal, tangible or intangible, Property of the Borrower or any Subsidiary (including without limitation statutory and other Liens of mechanics, workers, contractors, subcontractors, suppliers, taxing authorities and others), except (A) Permitted Encumbrances and (B) the Personal Property (plus any replacements thereof) owned by the lessee for such Property.
Section 4.20          Leasing Arrangements.  As of the Closing Date, the only material leases for which either the Borrower or a Subsidiary is a lessee are set forth on Schedule 1.01(c) to the Disclosure Letter.  The Property Owner for a Property subject to a Qualified Ground Lease is the lessee under such Qualified Ground Lease and no consent is necessary to such Person being the lessee under such Qualified Ground Lease which has not already been obtained.  The Qualified Ground Leases are in full force and effect and no defaults exist thereunder.  As of the Closing Date, each ground lease or ground sublease listed on Schedule 1.01(c) to the Disclosure Letter meets the qualifications of a “Qualified Ground Lease” under the definition thereof.  The SHLD Master Lease is in full force and effect and no notice of default or event of default has been delivered by Borrower or any of its Affiliates thereunder.
Section 4.21          Unencumbered Properties.  As of the date hereof, there is no Property owned by the Borrower or any of its Subsidiaries that is not owned by a Subsidiary of Borrower that is a Guarantor and whose equity is pledged pursuant to Section 5.09 of this Agreement, in each case, other than any  Non-Wholly Owned Subsidiary restricted from doing so by limitations set forth in the terms of such Person’s formation or organizational documents or any joint venture agreement applicable to such Person.
Section 4.22          OFAC.  None of the Borrower, any Guarantor, nor any of their respective Subsidiaries or, to their knowledge, any director, officer, employee, agent or Affiliate thereof, is, or is controlled or 50% or greater owned by Persons that are (A) currently the subject of any sanctions administered or enforced by the United States government (including, without limitation, OFAC) (“Sanctions”) or (B) located, organized or resident in a country or territory that is itself the subject of Sanctions; and the Borrower will not directly, or to its knowledge, indirectly, use the proceeds of any Advance or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently the subject of any Sanctions to the extent in violation of Sanctions, or in any manner that will result in a violation of Sanctions or any Anti‑Corruption Laws applicable to any party hereto.  In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti‑Corruption Laws.
Section 4.23          Perfection of Collateral.  Each Security Document delivered pursuant to Section 3.01, Section 5.09 ,Section 5.10, Section 5.11 or otherwise in connection with this Agreement will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of (i) the Pledged Collateral (if any) described in any Security Document, when stock certificates representing such Pledged Collateral are delivered to the Administrative Agent, and (ii) the other Collateral described in any Security Document, when (A) financing statements under Article 9 of the UCC and (B) other filings specified therein in appropriate form are filed in the offices specified therein, the Lien created by the such Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Parties in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Obligations of such Loan Party, in each case prior and superior in right to any other Person, subject to Liens arising by operation of law.

ARTICLE V

 AFFIRMATIVE COVENANTS
So long as any Obligation shall remain outstanding (other than contingent indemnification or reimbursement obligations for which no claim has been made) or any Lender shall have any Commitment hereunder, unless the Administrative Agent shall otherwise consent in writing (subject to the provisions of Section 11.01), the Parent and the Borrower agree to comply, and agree to procure that their Subsidiaries will comply, with the following covenants.
Section 5.01          Compliance with Laws, Etc.  The Borrower and the Parent will comply, and cause each of their Subsidiaries to comply, in all material respects with all Legal Requirements.
Section 5.02          Preservation of Existence, Etc.
(a)          The Borrower and the Parent will (i) preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its partnership, limited liability company, corporate or trust (as applicable) existence, rights, franchises and privileges in the jurisdiction of its formation, and (ii) qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign partnership, limited liability company, corporation or trust, as applicable, in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.
(b)          (i) The Parent Common Stock shall at all times be duly listed on the New York Stock Exchange, Inc. or another nationally recognized stock exchange and (ii) the Parent shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission or such other nationally recognized stock exchange, as applicable.
Section 5.03          Payment of Taxes, Etc.          (a)  The Borrower and the Parent will file all federal and state income Tax returns and other material Tax returns and reports that are required to be filed and pay or discharge, and cause each of their Subsidiaries to pay or discharge, in each case, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by Legal Requirement become a Lien upon its property (other than (i) any Taxes the amount or validity of which is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (ii) such charge or claim which does not constitute and is not secured by any choate Lien on any portion of any Property and no portion of any Property is in jeopardy of being sold, forfeited or lost during or as a result of such contest, (iii) such charge or claim which would not subject either the Administrative Agent or any Lender to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (iv) where the failure to do so could not reasonably be expected to have a Material Adverse Change).
Section 5.04          Visitation Rights;  Lender Meeting.  At any reasonable time and from time to time and so long as any visit or inspection will not unreasonably interfere with the Borrower’s or any of its Subsidiaries’ or the Parent’s operations, upon reasonable notice and during normal business hours, the Borrower and the Parent will, and will cause their Subsidiaries to, permit the Administrative Agent or any of its agents or representatives thereof (at the Parent’s or the Borrower’s expense) and any Lender or any of its agents or representatives thereof (at such Lender’s expense), to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Parent, the Borrower and any such Subsidiary, to discuss the affairs, finances and accounts of the Parent, the Borrower and any such Subsidiary with any of their respective officers or directors.  Without in any way limiting the foregoing, the Borrower will, upon the request of the Administrative Agent, participate in a meeting with the Administrative Agent and the Lenders once during each calendar year to be held at a location as may be agreed to by the Borrower and the Administrative Agent at such time as may be agreed to by the Borrower and the Administrative Agent;  provided that, without limitation of the provisions of Section 11.04, the Borrower shall not be obligated to reimburse the Lenders for such Persons’ travel expenses in connection with such meeting.
Section 5.05          Reporting Requirements.  The Borrower will furnish to the Administrative Agent and the Lenders the following reports:
(a)          Quarterly Financials.  As soon as available and in any event not later than 45 days after the end of each Fiscal Quarter of the Parent (excluding when such Fiscal Quarter ends on the same day as the end of a Fiscal Year of the Parent), quarterly unaudited financial statements, income statement and statement of cash flows prepared for such Fiscal Quarter with respect to each of the Parent and the Borrower, including a balance sheet of each of the Parent and the Borrower as of the end of such Fiscal Quarter, together with related statements of operations and equityholders’ capital for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, setting forth in comparative form the corresponding figures for the same period for the preceding Fiscal Year (to the extent prior year financial statements for the applicable period exist), all duly certified with respect to such statements (subject to year‑end audit adjustments) by a Responsible Officer of the Parent or the Borrower (as applicable) as having been prepared in accordance with GAAP, together with a Compliance Certificate duly executed by a Responsible Officer of the Parent.
(b)          Annual Financials.  As soon as available and in any event not later than 90 days after the end of each Fiscal Year of the Parent, (i) annual financial statements of the Parent, including a balance sheet, together with related statements of operations and equityholders’ capital and cash flow for such Fiscal Year, audited by a “Big Four” accounting firm or other independent public accounting firm reasonably acceptable to the Administrative Agent whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit, and including, if requested by the Administrative Agent, any management letters delivered by such accountants to the Parent in connection with such audit, together with a Compliance Certificate Duly executed by a Responsible Officer of the Parent and (ii) unaudited annual financial statements of the Borrower, including a balance sheet, together with related statements of operations and equityholders’ capital and cash flow for such Fiscal Year, all duly certified with respect to such statements (subject to year‑end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP.
(c)          Supplemental Reports.  As soon as available and in any event not later than 45 days after the end of each Fiscal Quarter of the Parent, a statement of rental income for such Fiscal Quarter with respect to the Parent and its Subsidiaries (including, without duplication, any pro rata share of rental income for the other consolidated businesses and the portion of rental income for the minority holdings allocable to the Borrower), to include details of (i) such rental income (other than rental income attributable to Sears Holding Corporation or an Affiliate thereof) for such Fiscal Quarter period (calculated after giving effect to any signed but not open leases in a manner consistent with clause (b) of the definition of “Combined EBITDA”), (ii) such rental income only attributable to Sears Holding Corporation or an Affiliate thereof for such Fiscal Quarter period (calculated after giving effect to any signed but not open leases in a manner consistent with clause (b) of the definition of “Combined EBITDA”), and (iii) such rental income for such Fiscal Quarter period (but calculated only with respect to any signed leases only to the extent of rental payments that are actually received under any such lease in such Fiscal Quarter (and not with respect to signed but not open leases)).
(d)          Securities Law Filings.  Promptly and in any event within 10 Business Days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower, the Parent or any of their respective Subsidiaries sends to or files with the United States Securities and Exchange Commission or sends to all shareholders of the Parent or partners of the Borrower.
(e)          Defaults.  As soon as possible and in any event within five Business Days after the occurrence of each Default known to a Responsible Officer of the Borrower, the Parent or any of their respective Subsidiaries, a statement of an authorized financial officer or Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto.
(f)          Collateral Trigger.  As soon as possible and in any event within one Business Day of the occurrence of any event requiring additional Collateral pursuant to Section 5.10, a notice with respect to such event and a calculation of the financial metrics set forth in Article VII as of the date of such event.
(g)          ERISA Notices.  As soon as possible and in any event (i) (x) within 30 days after the Parent, the Borrower or any member of a Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred and (y) within 10 days after the Parent, the Borrower or any of a Controlled Group knows that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Parent describing such Termination Event and the action, if any, which the Parent, the Borrower or such member of such Controlled Group proposes to take with respect thereto; (ii) within 10 days after receipt thereof by the Parent, the Borrower or any of a Controlled Group from the PBGC, copies of each notice received by the Parent, the Borrower or any such member of such Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iii) within 10 days after receipt thereof by the Parent, the Borrower or any member of a Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Parent, the Borrower or any member of such Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA.
(h)          Environmental Notices.  Promptly upon receipt thereof by the Parent, the Borrower or any of their Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (ii) any action or omission on the part of the Parent or Borrower or any of their present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances, (iii) any notice of potential responsibility under CERCLA, or (iv) concerning the filing of a Lien upon, against or in connection with the Parent, Borrower, their present or former Subsidiaries, or any of their leased or owned Property, wherever located; in the case of clauses (i) and (ii), which, based upon information reasonably available to the Borrower, could reasonably be expected to cause a Material Adverse Change or an Environmental Claim in excess of $5,000,000.
(i)          Other Governmental Notices or Actions.  Promptly and in any event within five Business Days after receipt thereof by the Borrower, the Parent or any of their respective Subsidiaries, (i) a copy of any notice, summons, citation, or proceeding seeking to adversely modify in any material respect, revoke, or suspend any license, permit, or other authorization from any Governmental Authority, which action could reasonably be expected to cause a Material Adverse Change, and (ii) any revocation or involuntary termination of any license, permit or other authorization from any Governmental Authority, which revocation or termination could reasonably be expected to cause a Material Adverse Change.
(j)          Other Notices.
(i)           Promptly, a copy of any notice of default or any other material notice (including without limitation property condition reviews) received by the Borrower or any Subsidiary from any property manager, or any ground lessor under a Qualified Ground Lease, and
(ii)           Promptly following any merger or dissolution of any Subsidiary of the Borrower which is permitted hereunder or event which would make any of the representations in Sections 4.01 through 4.04 untrue, notice thereof.
(k)          Material Litigation.  As soon as possible and in any event within five Business Days of any of the Borrower, the Parent or any of their respective Subsidiaries having knowledge thereof, notice of any litigation, claim or any other event which could reasonably be expected to cause a Material Adverse Change.
(l)          Other Information.  Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, the Parent or any of their respective Subsidiaries, as the Administrative Agent may from time to time reasonably request.
Documents required to be delivered (A) pursuant to Section 5.05(d) shall be deemed to have been furnished on the date on which the Administrative Agent receives notice that the Borrower or Parent has filed such document with the SEC and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge and (B) pursuant to Sections 5.05(a) through (d) (to the extent any such documents are included in materials not otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or Parent posts such documents, or provides a link thereto on its website on the Internet; or (ii) on which such documents are posted on the Borrower’s or Parent’s behalf on an Internet or Intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by electronic mail) the Administrative Agent of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
Section 5.06          Maintenance of Property.  The Parent and Borrower will, and will cause each of its Subsidiaries to, (a) maintain their owned, leased, or operated Property in a manner substantially consistent with Properties and related property of the same quality and character and shall keep or cause to be kept every part thereof and its other properties in good condition and repair, reasonable wear and tear excepted, and make all reasonably necessary repairs, renewals or replacements thereto as may be reasonably necessary to conduct the business of the Parent, Borrower and their Subsidiaries, (b) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about any Property, and (c) substantially maintain and repair each Property as required by any management agreement or ground lease for such Property, in each case under this Section 5.06 where the failure to do so could not reasonably be expected to have a Material Adverse Change.
Section 5.07          Insurance.  The Parent and Borrower will maintain and/or remain the beneficiary under, and cause each of its Subsidiaries to maintain and/or remain the beneficiary under, insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Parent, the Borrower and their respective Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons and, with respect to the Properties, substantially consistent with the Parent and the Borrower’s past practices.
Section 5.08          Use of Proceeds.  The proceeds of the Advances have been, and will be used by the Borrower for the purposes set forth in Section 4.09(a) and in compliance with all applicable Sanctions and Anti‑Corruption Laws.
Section 5.09          New Guarantors, Security.  The Borrower will promptly notify the Administrative Agent of the creation of any Subsidiary or the making of a Joint Venture Investment and will provide any financial and other information with respect to such Person as the Administrative Agent may reasonably request.  In the event, after the date hereof, the Parent or the Borrower form or acquire any Subsidiary (other than an Excluded Subsidiary) or any Excluded Subsidiary ceases to be an Excluded Subsidiary, the Borrower shall notify the Administrative Agent of the same, and within sixty (60) days after the Borrower delivers such notice to the Administrative Agent, the Borrower shall cause (i) such Person to deliver to the Administrative Agent an Accession Agreement executed by such Person and (ii) such Person to deliver such other documents, instruments or Collateral owned by such Person as the Administrative Agent may reasonably request, including, without limitation, equity certificates and powers or other security documentation necessary to create and perfect a security interest in such Person’s equity interests and any equity interests owned by such Person constituting Collateral.  Additionally the Loan Parties agree to take such actions from time to time as the Administrative Agent shall reasonably request in order to create, perfect, maintain or protect any security interest in the Collateral.
Section 5.10          Springing Security.  If requested by the Administrative Agent by written notice to the Parent, the Parent and Borrower agree that, and shall procure that the Subsidiary Guarantors shall, (i) upon the occurrence of an Event of Default that is continuing ,(ii) at any time after a Financial Metric Trigger Event has occurred or (iii) at any time when redemptions in cash of equity interests of the Borrower described in Section 6.04(d) are made (or a determination pursuant to the Borrower’s limited partnership agreement to conduct such redemption in the form of cash is made) in respect of amounts in exceeding $20,000,000 in the aggregate per fiscal year of the Borrower, in each case, promptly, and in any event no later than 45 days (or such later date as may be agreed in writing by the Administrative Agent) following the occurrence thereof, grant to the Administrative Agent pursuant to documentation in form and substance reasonable acceptable to the Administrative Agent, customary “all-asset” collateral and security, including but not limited to mortgages on all Properties of the Borrower and the Guarantors to the extent applicable.  The Borrower agrees to give the Administrative Agent written notice, within 1 Business Day thereof, of the occurrence of any event described above in clauses (i), (ii) or (iii) above.
Section 5.11          Post Closing Requirements.  The Borrower hereby agrees to deliver, or cause to be delivered, to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 5.11 to the Disclosure Letter on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its sole discretion.

Section 5.12          Controlled Accounts.  The Borrower and the Subsidiary Guarantors shall, subject to Section 5.11, maintain one or more Controlled Accounts and, except with respect to an aggregate amount of cash and cash equivalents (including Liquid Investments) held by the Borrower and the Subsidiary Guarantors on the Closing Date (after giving effect thereto, it being understood proceeds of the Advances shall not be Closing Date Designated Cash) not exceeding $210,000,000 (“Closing Date Designated Cash”), all cash and cash equivalents (including Liquid Investments) held by the Parent or any of its Subsidiaries (other than amounts held (x) by Non-Wholly Owned Subsidiaries to fund their business in the ordinary course of business or consistent with past practice of the Borrower and (y) in payroll or tax accounts up to the amount to be used for such purposes and to the extent a control agreement is not permitted by law, rule or regulation on such account) shall be held in a Controlled Account.  Proceeds of the Advances shall be deposited in a Controlled Account to the extent set forth in Section 4.09(a).  Amounts contained in a Controlled Account constituting Net Proceeds of sales, dispositions or joint venture transactions and proceeds of the Advances may only be removed for: (a) service of the Obligations and (b) to pay the operating expenses of the Borrower and its Subsidiaries and to renovate, repair, restore and expand real properties. Closing Date Designated Cash shall be used by the Parent and its Subsidiaries for any purposes not prohibited by this Agreement.

ARTICLE VI

 NEGATIVE COVENANTS
So long as any Obligations are outstanding (other than contingent indemnification or reimbursement obligations for which no claim has been made), or any Lender shall have any Commitment hereunder, the Parent and Borrower agree, unless the Administrative Agent shall otherwise consent in writing (subject to the provisions of Section 11.01), to comply, and shall procure that its Subsidiaries comply, with the following covenants:
Section 6.01          Liens, Etc.  The Parent and Borrower will not create, assume, incur or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien (i) in respect of the stock, stock equivalents, equity investments or other ownership interests of, or any other property owned by, Parent, Borrower and each of its Subsidiaries or (ii) on any Property (whether now owned or hereafter acquired), or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume or suffer to exist Liens:
(a)          securing the Obligations;
(b)          Liens outstanding on the Closing Date and listed on Schedule 6.01 to the Disclosure Letter, securing Indebtedness Listed on Schedule 4.18 to the Disclosure Letter;
(c)          for taxes, assessments or governmental charges or levies on the Property to the extent not required to be paid pursuant to Section 5.03;
(d)          imposed by law (such as landlords’, carriers’, warehousemen’s and mechanics’ liens or otherwise arising from litigation) (a)(i) which are not more than 60 days past due (or in respect of which the Borrower or any Subsidiary provides a surety bond prior to the expiration of such 60-day period in an amount not less than 120% of the dollar amount of such Lien) or (ii) which are being contested in good faith and by appropriate proceedings and such contest does not, and could not reasonably be expected to, result in a Material Adverse Change, (b) with respect to which reserves in conformity with GAAP have been provided, (c) which have not resulted in any Property being in jeopardy of being sold, forfeited or lost during or as a result of such contest and (d) neither the Administrative Agent nor any Lender could become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non‑payment of such charge or claim;
(e)          on leased personal property to secure solely the lease obligations associated with such property; and
(f)          to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases (other than Capital Leases), government contracts, trade contracts (other than for Indebtedness), agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business or consistent with past practice.
Section 6.02          Indebtedness.  The Borrower, the Parent and their respective Subsidiaries will not incur or permit to exist any Indebtedness other than the Obligations and the following:
(a)          Indebtedness of the Borrower to a Subsidiary of the Borrower or of a Subsidiary of the Borrower to the Borrower or another Subsidiary, provided any such Indebtedness owed by any Loan Party is subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent;
(b)          Capital Leases for personal property not to exceed in the aggregate $5,000,000 at any time outstanding; provided, however, that for purposes of this clause (b), no Qualified Ground Lease shall comprise a Capital Lease; and
(c)          Indebtedness outstanding on the Closing Date and listed on Schedule 4.18 to the Disclosure Letter; and
(d)          Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations; provided that all such Indebtedness is incurred in the ordinary course of business or consistent with past practice.
Section 6.03          [Reserved].
Section 6.04          Restricted Payments.
 Neither the Parent, the Borrower, nor any of their respective Subsidiaries, will make any Restricted Payment, except that:
(a)          [Reserved];
(b)          so long as no Event of Default under Section 8.01(a), (b) or (f) has occurred and is continuing or would result therefrom, the Borrower shall be permitted to make Restricted Payments in respect of regularly scheduled dividends owing on preferred stock outstanding on the Closing Date to the extent required by the terms thereof; provided that the terms of such preferred stock may not be amended in a manner material and adverse to the Lenders;
(c)          a Subsidiary of the Borrower may make a Restricted Payment to the Borrower;
(d)          the limited partners of the Borrower shall be entitled to exchange limited partnership interests in the Borrower for the Parent’s stock or redeem such interests for cash, as provided in the Borrower’s limited partnership agreement;
(e)          the Borrower shall be entitled to issue limited partnership interests in the Borrower in exchange for Properties or ownership interests in Subsidiaries which own or acquire a Property to the extent such Investment is permitted pursuant to the provisions of Section 6.07;
(f)          [Reserved];
(g)          the Borrower shall be permitted to declare and make Restricted Payments in cash to the Parent (and an equivalent per-share cash distribution to the other unitholders of the Borrower) (i) in an amount equal to the greater of (x) $0.25 per common share of the Parent (based on the number of such common shares outstanding as of the Closing Date) per fiscal quarter of the Parent and (y) the amount which the Parent believes in good faith necessary to (A) maintain the Parent’s status as a REIT under the Code and (B) enable the Parent to avoid the payment of any Tax that could be avoided by reason of a distribution or other action by the Parent, provided that if clause (y) is less than clause (x) for a given fiscal quarter, if the Borrower seeks to make a Restricted Payment for such fiscal quarter pursuant to clause (x), the amount by which the Restricted Payment pursuant to clause (x) exceeds the amount permitted pursuant to clause (y) may only be funded with Closing Date Designated Cash), and (ii) in an amount which the Parent believes in good faith necessary to enable the Parent to pay any U.S. federal income or excise Tax attributable to Borrower’s (or, to the extent treated as a partnership or disregarded entity for U.S. federal income tax purposes, Borrower’s Subsidiaries’) business; and
(h)          the Parent shall be permitted to make Restricted Payments with any amounts received by it from the Borrower pursuant to Section 6.04(g) or in the form of additional common equity interests of the Parent (and Borrower shall be permitted to make an equivalent per-share distribution in the form of issuance of additional common equity units to the Parent and the other unitholders of the Borrower to facilitate such distribution of the Parent’s additional common equity interests).
Section 6.05          Fundamental Changes; Asset Dispositions; Joint Ventures.  Neither the Parent, the Borrower, nor any of their respective Subsidiaries will:
(a)          merge or consolidate with or into any other Person, unless (i) a Subsidiary is merged into the Borrower or another Subsidiary and the Borrower or such other Subsidiary, as the case may be, is the surviving Person (and in the case of a merger involving a Subsidiary Guarantor and a Subsidiary, a Subsidiary Guarantor is the surviving person), and (ii) immediately after giving effect to any such proposed transaction no Default would exist;
(b)          sell, transfer, or otherwise dispose of all or any of such Person’s personal property (for the avoidance of doubt, excluding Properties), except for a sale, disposition or replacement of such personal property in the ordinary course of business;
(c)          sell, transfer, or otherwise dispose of all or any of such Person’s property (including but not limited to Properties or equity interests of any Subsidiary), except a sale, transfer or disposition for fair market value and solely to the extent that, (i) immediately following the occurrence of each such sale, transfer or disposition after giving pro forma effect thereto, a Financial Metric Trigger Event has not occurred and, in the case of a sale of any Properties or equity interests in any Subsidiary of the Parent, the Parent provides a certificate to the Administrative Agent demonstrating compliance therewith and (ii) the Borrower deposits all Net Proceeds received by the Parent, the Borrower or any of their Subsidiaries in respect of such sale, transfer or disposition into a Controlled Account;
(d)          except for sales or other dispositions of ownership interests not prohibited by this Agreement and the issuance of limited partnership interests in the Borrower in exchange for ownership interests in Subsidiaries to the extent permitted pursuant to the provisions of Section 6.04, materially alter the corporate, capital or legal structure of any such Person;
(e)          liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution); provided that nothing herein shall prohibit the Borrower from dissolving any Subsidiary which has no assets on the date of dissolution; or
(f)          materially alter the character of their respective businesses from that conducted as of the date of this Agreement; provided that the Parent shall be permitted to issue (i) common stock and (ii) preferred stock in the Parent which is not deemed Indebtedness under this Agreement and the Borrower is permitted to issue limited partnership interests in accordance with the partnership agreement governing the Borrower.
Section 6.06          Subsidiary Ownership.  Neither the Parent nor the Borrower shall, nor shall permit any of their respective Subsidiaries to, own directly or indirectly such a percentage of the beneficial ownership interest in any Subsidiary as would be reasonably expected to result in an Event of Default under Section 8.01(j) of this Agreement.
Section 6.07          Investments, Loans.  Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, acquire by purchase, or otherwise, all or substantially all of the business, property or fixed assets of any Person or any Property or other real estate, make or permit to exist any loans, advances or capital contributions to, or make any Investments in (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or purchase or commit to purchase any evidences of Indebtedness of, stock or other securities, partnership interests, member interests or other interests in any Person, except the following (provided that after giving effect thereto there shall exist no Default):

(a)          Liquid Investments;
(b)          trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms, and other assets owned in the ordinary course of owning the Properties and operating the business of the Borrower and its Subsidiaries;
(c)          a Property (or a Person that owns a Property) or make a Joint Venture Investment in connection therewith; provided that such Investments in Properties (or a Person that owns a Property) or Joint Venture Investments in connection therewith (other than in connection with Properties owned by the Borrower and its Subsidiaries as of the Closing Date and sold or disposed to a newly formed Subsidiary or Joint Venture) shall not exceed in the aggregate 30% of the Consolidated Total Book Value;
(d)          Investments in Subsidiaries, including Investments that are used by such Subsidiaries to make Investments permitted under this Section 6.07;
(e)          Capital Expenditures in Properties; and
(f)          any other Investments not covered by the preceding paragraphs of this Section 6.07 and not otherwise prohibited by this Agreement, provided that the aggregate amount of all Investments made pursuant to this clause (f) shall not exceed 0.5% of Consolidated Total Book Value.
Notwithstanding the foregoing, (x) neither the Borrower, nor the Parent, nor their respective Subsidiaries shall make an Investment which would (a) cause a Default, or (b) cause the aggregate amount of all Investments (i) for Properties acquired after the Closing Date located outside the United States and (ii) made pursuant to Section 6.07(d) which are located outside the United States which has at least 50% of its assets located outside the United States to exceed 10% of the Consolidated Total Book Value and (y) any Joint Venture Investment shall be subject to no Financial Metric Trigger Event existing after giving pro forma effect thereto and the Net Proceeds received from the establishment of any such Joint Venture Investment being deposited into a Controlled Account.
Section 6.08          Parent and Affiliate Transactions.  The Parent and Borrower will not, and will not permit any of their Subsidiaries to, make, directly or indirectly any arrangement or other transaction (including any transfer, sale, lease, assignment or other disposal of any assets or rendering of any service) directly or indirectly with a holder or holders of more than five percent (5%) of any class of equity Securities of Parent or Borrower, or with any Affiliate of Parent or Borrower, in each case other than the Parent, the Borrower and their Subsidiaries (a “Transactional Affiliate”), except upon fair and reasonable terms no less favorable to the Parent, the Borrower and their Subsidiaries than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate.
Section 6.09          Fiscal Year.  Neither the Parent, Borrower nor their consolidated business shall change its fiscal year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.
Section 6.10          [Reserved].
Section 6.11          Restriction on Negative Pledges.  The Borrower will not, and will not permit any of its Subsidiaries to enter into or suffer to exist any agreement (other than this Agreement and the Credit Documents, and solely with respect to the property secured thereby, agreements governing existing Liens permitted pursuant to Section 6.01(b)) prohibiting the creation or assumption of any Lien upon a Property, other than any formation or organizational documents or any joint venture agreement applicable to a Non-Wholly Owned Subsidiary.
Section 6.12          Material Documents.  The Borrower will not, nor will it permit any of its Subsidiaries to enter into any termination, modification or amendment of any of the following documents without the prior written consent of the Administrative Agent:
(a)          Qualified Ground Lease;
(b)          the SHLD Master Lease; and
(c)          any other material agreement;
provided, however, that so long as no Default or Event of Default has occurred and is continuing, (x) such terminations, modifications or amendments of a Qualified Ground Lease or any other material agreement shall be permitted so long as they could not reasonably be expected to (i) cause a Material Adverse Change, or (ii) impair or otherwise adversely affect in any material respect the interests or rights of the Administrative Agent or any Lender, in each case after taking into account the effect of any agreements that supplement or serve to replace, in whole or in part, such Qualified Ground Leases or other material agreements and (y) the consent of the Administrative Agent shall not be required for modifications of the SHLD Master Lease affecting recapture and other rights with respect to individual Properties only.  Any termination, modification or amendment prohibited under this Section 6.12 shall, to the extent permitted by applicable law, be void and of no force and effect.
Section 6.13          OFAC.  Knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is the subject of Sanctions, to the extent in violation of Sanctions.
Section 6.14          Loan Party Assets.  Not more than 35% of the Gross Assets shall be held directly by Persons other than Loan Parties who hold such Gross Assets directly and, with respect to any Subsidiary Guarantor, whose equity interests are Collateral (it being understood equity interests in another Person held directly by a Loan Party shall not constitute Gross Assets directly held by such Loan Party).
ARTICLE VII

 FINANCIAL METRICS
For purposes of this Agreement, a “Financial Metric Trigger Event” shall occur whenever any of following items set forth in this Article VII occur:
Section 7.01          Net Worth.  The Parent fails to maintain a Combined Net Worth greater than or equal to the Minimum Net Worth.
Section 7.02          Liabilities.
(a)          The Parent’s Total Leverage Ratio exceeds 65%.
(b)          The Parent’s Unencumbered Leverage Ratio exceeds 60%.
Section 7.03          Fixed Charges.
(a)          The Parent’s Total Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter is less than (i) 1.00 to 1.00 for each Fiscal Quarter beginning with the Fiscal Quarter ending September 30, 2018 through the Fiscal Quarter ending June 30, 2021 and (ii) 1.20 to 1.00 for the first Fiscal Quarter ending September 30, 2021 and each Fiscal Quarter thereafter.
(b)          The Parent’s Unencumbered Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter is less than (i) 1.05 to 1.00 for each Fiscal Quarter beginning with the Fiscal Quarter ending September 30, 2018 through the Fiscal Quarter ending June 30, 2021 and (ii) 1.30 to 1.00 for the first Fiscal Quarter ending September 30, 2021 and each Fiscal Quarter thereafter.
ARTICLE VIII

 EVENTS OF DEFAULT;  REMEDIES
Section 8.01          Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” hereunder:
(a)          Principal Payment.  The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable as set forth in this Agreement;
(b)          Interest or Other Obligation Payment.  The Borrower shall fail to pay any interest or any fee or other amount required to be paid hereunder or under any other Credit Document when the same becomes due and payable as set forth in this Agreement, provided however that the Borrower will have a grace period of five days after the payments covered by this Section 8.01(b) becomes due and payable for the first two defaults under this Section 8.01(b) in every calendar year;
(c)          Representation and Warranties.  Any representation or warranty made or deemed to be made (i) by the Borrower or the Parent (or any of their officers) in this Agreement or in any other Credit Document, or (ii) by any of their Subsidiaries in any Credit Document, shall prove to have been incorrect in any material respect when made or deemed to be made; provided that as to any such breach of any representation or warranty which was unintentionally made to the Administrative Agent or a Lender if such representation or warranty can either be made true and correct in all material respects or may otherwise be cured, the Borrower shall have a period of five Business Days in the event such cure can be effectuated by the payment of money, or otherwise thirty days, after Borrower receives written notice thereof, to undertake and complete any required action to make such representation or warranty either true and correct in all material respects or otherwise to cure the same;
(d)          Covenant Breaches.  (i) The Borrower or the Parent shall fail to perform or observe any covenant contained in Sections 5.02(a)(i) or (b)(i), 5.05(e) or (f), 5.08, 5.10, 5.12 or Article VI of this Agreement or the Borrower or the Parent shall fail to perform or observe, or shall fail to cause any Subsidiary to perform or observe any covenant in any Credit Document beyond any notice and/or cure period for such default expressly provided in such Credit Document or (ii) the Borrower, the Parent or any Subsidiary shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) above or any other provision of this Section 8.01, in each case if such failure shall remain unremedied for 30 days after the earlier of the date written notice of such default shall have been given to the Borrower, the Parent or such Subsidiary by the Administrative Agent or any Lender or the date a Responsible Officer of the Borrower or any Subsidiary has actual knowledge of such default;
(e)          Cross‑Defaults.
 (i)  Parent, the Borrower or any of their Subsidiaries shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Indebtedness and such Indebtedness is in an aggregate amount in excess of $75,000,000, when and as the same shall become due and payable (after giving effect to any grace period applicable on the date on which such payment was initially due); or
(ii) any event or condition occurs that results in any Indebtedness described in clause (e)(i) above becoming due or being required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf, or, in the case of any derivative agreement, the applicable counterparty, to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case after expiration of any applicable grace or cure period set forth in the agreement or instrument evidencing or governing such Indebtedness); provided that this clause (ii) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under this Agreement.
(f)          Insolvency.  The Borrower, the Parent, any other Guarantor, or any of their respective Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Parent, any other Guarantor, or any of their respective Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower, the Parent, any Guarantor, or any of their respective Subsidiaries, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower, the Parent, any other Guarantor, or any of their respective Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (f);
(g)          Judgments.  Any judgment or order for the payment of money in excess of $75,000,000 (reduced for purposes of this paragraph for the amount in respect of such judgment or order that a reputable insurer has acknowledged being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower, the Parent or any of their respective Subsidiaries which, within 60 days from the date such final judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;
(h)          ERISA.  (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Parent or the Borrower in good faith and by appropriate proceedings, (iv)  any Plan shall terminate for purposes of Title IV of ERISA, (v)  the Parent, the Borrower or any member of a Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Parent or the Borrower in good faith and by appropriate proceedings, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower, the Parent or any Subsidiary of Borrower or the Parent to any tax, penalty or other liabilities in the aggregate exceeding $75,000,000 at the time of such event or upon occurrence of such condition;
(i)          Credit Documents.  (i) Any Credit Document shall for any reason cease to be valid and binding on any Loan Party or any Loan Party shall so state or assert in writing or (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is material to the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby;
(j)          Parent’s REIT Status.  There shall be a determination from the applicable Governmental Authority from which no appeal can be taken that the Parent’s tax status as a REIT has been lost;
(k)          Parent Common Stock.  The Parent at any time hereafter fails to cause the Parent Common Stock to be duly listed on the New York Stock Exchange, Inc. or another nationally recognized stock exchange; or
(l)          Changes in Ownership and Control.  Any of the following occur without the written consent of the Required Lenders:  (A) the Parent (i) amends the Borrower’s partnership agreement in any material and adverse respect (which shall not include any customary amendments to reflect transactions permitted by this Agreement so long as such amendments are not otherwise adverse to the Administrative Agent or any of the Lenders), (ii) admits a new general partner to the Borrower, (iii) owns less than 50.1% of the partnership interests in and beneficial ownership of the Borrower, or (iv)  resigns as general partner of the Borrower, or (B) the failure of individuals who are members of the board of directors (or similar governing body) of the Parent on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Parent or (B) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of equity interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Parent.
Section 8.02          Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to paragraph (f) of Section 8.01 with respect to the Borrower or any Guarantor) shall have occurred and be continuing, then, and in any such event,
(a)          the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments and any other obligation of each Lender to make an Advance to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and
(b)          the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Credit Documents for the ratable benefit of the Lenders by appropriate proceedings.
Section 8.03          Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph (f) of Section 8.01 with respect to the Borrower or any Guarantor, the Commitments and any other obligation of each Lender to make an Advance shall immediately and automatically be terminated and the all Obligations shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower and the Guarantors.
Section 8.04          Make Whole Trigger Event. Upon the occurrence of a Make Whole Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, the Make Whole Premium.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Make Whole Premium, determined as of the date of acceleration, will also be due and payable and shall constitute part of the Obligations for all purposes herein. Any Make Whole Premium shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Make Whole Trigger Event, and the Loan Parties agree that it is reasonable under the circumstances currently existing.  The Make Whole Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE WHOLE PREMIUM IN CONNECTION WITH ANY OF THE FOREGOING. The Loan Parties expressly agree that (i) the Make Whole Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Make Whole Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Make Whole Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 8.04, (v) their agreement to pay the Make Whole Premium is a material inducement to the Lenders to provide the Commitments and make the Advances, and (vi) the Make Whole Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Make Whole Trigger Event.
Section 8.05          Non‑exclusivity of Remedies.  No remedy conferred upon the Administrative Agent or the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
Section 8.06          Right of Set‑off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the granting of the consent, if any, specified by Section 8.02 to authorize the Administrative Agent to declare the principal under all Advances and any other amount payable hereunder due and payable pursuant to the provisions of Section 8.02 or the automatic acceleration of the principal amount of the Advances and all amounts payable under this Agreement pursuant to Section 8.03, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Lender, and the other Credit Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured.  Each Lender agrees to promptly notify the Borrower after any such set‑off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set‑off and application.  The rights of each Lender under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set‑off) which such Lender may have.
ARTICLE IX

 [RESERVED]
ARTICLE X

 AGENCY PROVISIONS
Section 10.01          Authorization and Action.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes) and the Obligations, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.  The functions of the Administrative Agent are administerial in nature and in no event shall the Administrative Agent have a fiduciary or trustee relation in respect of any Lender by reason of this Agreement or any other Credit Document.  Within 5 Business Days of the Administrative Agent or a Lender receiving actual notice (without any duty to investigate) of a Default, the Administrative Agent or such Lender, as applicable, will provide written notice of such Default to the Lenders.
Section 10.02          Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including such Person’s own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Parent, the Borrower or their Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.
Section 10.03          Administrative Agent and Its Affiliates.  With respect to its Commitment, an Advance made by it and a Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent.  The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 10.04          Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the Parent’s and the Borrower’s financial statements and the Parent’s filings under the Exchange Act and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Nothing in this Agreement or any other Credit Document shall require the Administrative Agent or any of its directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its directors, officers, agents or employees.
Section 10.05          Indemnification.  The Lenders severally agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent (solely in its capacity as such) in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement or any other Credit Document (including the Administrative Agent’s own negligence), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out‑of‑pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.  The term “Administrative Agent” shall be deemed to include the employees, directors, officers and affiliates of the Administrative Agent for purposes of this Section 10.05.
Section 10.06          Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower.  Upon receipt of notice of any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be acceptable to the Initial Lender and to the Borrower (such consent not to be unreasonably withheld or delayed), unless an Event of Default then exists or an event under Sections 8.01(a) or (f), in which case the Borrower shall have no such approval right.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent acceptable to the Borrower.  Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and Borrower whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Lenders, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lenders and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X,  Section 11.04 and Section 11.07, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, in each case, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Administrative Agent under this Agreement and the other Credit Documents.
Section 10.07          Designation of Additional Agents.  The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “arrangers” or other designations for purposes hereof, but no such designation shall have any substantive effect, and no such Lenders or their Affiliates shall have any additional powers, duties or responsibilities as a result thereof.
ARTICLE XI

 MISCELLANEOUS
Section 11.01          Amendments, Etc.  No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, nor increase in the aggregate Commitments of the Lenders, shall in any event be effective unless the same shall be in writing and signed by the  Borrower and the Required Lenders (or the Administrative Agent acting on behalf of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall increase the Commitment of any Lender without the written consent of such Lender, and no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) increase the aggregate Commitments of the Lenders in excess of $2,000,000,000, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document or otherwise release the Borrower from any Obligations, (c) extend the termination date of such Lender’s Commitment beyond the Maturity Date, (d) change the percentage of the Commitments of the Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Credit Document, (e) amend this Section 11.01, (f) amend the definition of “Required Lenders”, (g) release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement or release all or substantially all of the Collateral; (h) modify any provisions requiring payment to be made for the ratable account of the Lenders, or (i) amend the definition of “Pro Rata Share”; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.
Section 11.02          Notices, Etc.  All notices, consents, approvals and requests required or permitted hereunder or under any other Credit Document shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (or as a pdf attachment to an e-mail address to the respective addressees specified below, immediately followed by delivery in one of the other methods provided). Any party hereto may change its address and other contact information for purposes hereof at any time by sending a written notice to the other parties to this Agreement in the manner provided for in this Section). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery (or in the case of any email delivered after 5:00 pm Eastern time or on a day that is not a Business Day, the Business Day next following such date of delivery, provided that there is immediately following delivery as aforesaid).
If to Administrative Agent or Initial Lender:
Berkshire Hathaway Life Insurance Company of Nebraska
1314 Douglas Street, Suite 1400
Omaha, NE  68102-1944
Attn:  Finance

With a copy to:

Berkshire Hathaway Group
100 First Stamford Place
Stamford, CT  06902
Attn:  General Counsel
Email: bsnover@berkre.com

If to Borrower:

c/o Seritage Growth Properties, L.P.
500 Fifth Avenue, Suite 1530
New York, NY 10110
Attention: Matthew Fernand
Executive Vice President & General Counsel
 Email: mfernand@seritage.com

and

Brian Dickman
Executive Vice President & Chief Financial Officer
 Email: bdickman@seritage.com

As to each other party (including any Lender following the Closing Date), at such address and email address designated by such party in a written notice to the other parties and Administrative Agent.

Section 11.03          No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.
Section 11.04          Costs and Expenses.  The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent (or any of its Affiliates) in connection with the due diligence, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents,  including, without limitation, legal fees and disbursements, accounting fees, and the costs of any third-party diligence materials (provided that the Administrative Agent shall be responsible for its out-of-pocket costs and expenses incurred in connection with the due diligence, preparation, execution and delivery of this Agreement incurred prior to and including the Closing Date); (b) all out-of-pocket costs and expenses incurred by the Administrative Agent (or any of its Affiliates) in connection with (i) monitoring the Borrower’s, the Parent’s and each Subsidiary Guarantor’s ongoing performance of and compliance with their respective agreements and covenants contained in this Agreement and the other Credit Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, (ii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Credit Documents and any other documents or matters relating hereto. In addition, the Borrower agrees to pay on demand (x) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and each Lender (or any of their Affiliates) in connection with enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting the Borrower, the Parent, the Guarantors, this Agreement or the other Credit Documents, and (y) all actual-of-pocket costs and expenses (including attorney’s fees) incurred by the Administrative Agent and each Lender (or any of their Affiliates) in connection with the enforcement of any obligations of the Loan Parties, or a Default by any Loan Party, under the Credit Documents, including any actual or attempted refinancing, restructuring, settlement or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes).  Without limiting the foregoing, the Borrower shall pay all costs, expenses and fees of the Administrative Agent and each Lender resulting from Defaults or reasonably imminent Defaults or requests by the Borrower and, with respect to requests by the Borrower or during the continuance of a Default or Event of Default, the costs of all property inspections and/or appraisals (or any updates to any existing inspection or appraisal), that the Administrative Agent may be required to obtain due to a request by Borrower or the occurrence of a Default.
Section 11.05          Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, the Parent and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that neither the Borrower nor the Parent shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.
Section 11.06          Lender Assignments and Participations.
(a)          Assignments.  Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, an Advance owing to it and any Note held by it); provided, however, that (i) other than any assignment by a Lender to an Affiliate of a Lender or to another Lender, each such assignment shall be subject to Borrower’s written consent, not to be unreasonably withheld or delayed (unless an Event of Default then exists, in which event the Borrower shall have no such approval right), (ii)  the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, (iii)  the consent of Initial Lenders shall be required, which consent shall not be unreasonably withheld or delayed, (iv) no such assignments shall be made to the Borrower or its Affiliates or any of their respective subsidiaries or any natural Person and (v) the relevant assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) if requested by the Administrative Agent, an administrative questionnaire, in the form provided to such additional lender by the Administrative Agent and (2) any tax documentation required under Section 2.11.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  Notwithstanding anything herein to the contrary, any Lender may assign, as collateral or otherwise, any of its rights under the Credit Documents, including to any Federal Reserve Bank or other central bank, and this Section shall not apply to any such assignment.
(b)          Term of Assignments.  By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements and filings under the Exchange Act referred to in Sections 4.06 and 5.05, if applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv)  such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v)  such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(c)          The Register.  The Administrative Agent shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of an Advance owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)          Procedures.  Upon its receipt of an Assignment and Acceptance executed by a Lender and a purchasing Lender, together with the Note subject to such assignment (to the extent applicable), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit B, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.  Within five Business Days after its receipt of such notice, the Borrower, at its own expense, if requested by the purchasing Lender, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note (to the extent applicable), a new Note payable to the order of such purchasing Lender in amount equal to, respectively, the Commitment and the outstanding Advance assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Commitment hereunder and requests a new Note, a new Note payable to the order of such Lender in an amount equal to, respectively, the Commitment and the outstanding Advance retained by it hereunder.  Such new Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit A.
(e)          Participations.  Each Lender may sell participations to one or more banks or other entities (excluding natural Persons) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, an Advance owing to it and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement and the holder of the obligations owing under an Advance made by such Lender, (iv)  the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v)  such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of any Note in which the participant has an interest, reductions in fees or interest, or extending the Maturity Date except as permitted in this Agreement.  The Borrower hereby agrees that participants shall have the same rights under Sections 2.09 and 2.11 hereof (subject to the requirements and limitations therein, including the requirements under Sections 2.11(f) and (g)) as the Lender to the extent of their respective participations, provided that no participant shall be able to collect in excess of amounts payable to the Lender selling to such participant under such Sections in respect of the interest sold to such participant or to collect any such amounts from the Borrower except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in an Advance or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)          Confidentiality.  Each Lender may furnish any information concerning the Parent and its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Parent and its Subsidiaries received by it from or on behalf of such Lender in accordance with Section 11.20.  Such Lender shall promptly deliver a signed copy of any such confidentiality agreement to the Administrative Agent.
Section 11.07          Indemnification.
(a)          The Borrower, at its sole cost and expense, shall protect, indemnify, reimburse, defend and hold harmless the Administrative Agent, each Lender, their Affiliates and each of their officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, successors, participants and assigns of any and all of the foregoing (collectively, the “Indemnified Parties”) for, from and against any and all Damages of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnified Parties, in any way relating to or arising out of the Credit Documents or the transactions contemplated hereby; provided, however, that (i) no Indemnified Party shall have the right to be indemnified hereunder to the extent that such Damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party, and (ii) this Section 11.07 shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.
(b)          If for any reason (including violation of law or public policy) the undertakings to defend, indemnify, pay and hold harmless set forth in this Article XI are unenforceable in whole or in part or are otherwise unavailable to an Indemnified Party sufficient to hold it harmless, then the Borrower shall contribute to the amount paid or payable by the Indemnified Party as a result of any Damages the maximum amount the Borrower is permitted to pay under Legal Requirements. The obligations of Borrower under this Article XI will be in addition to any liability that Borrower may otherwise have hereunder and under the other Credit Documents.
(c)          To the extent any Indemnified Party has notice of a claim for which it intends to seek indemnification hereunder, such Indemnified Party shall give prompt written notice thereof to the Borrower, provided that failure by the Administrative Agent or Lender to so notify the Borrower will not relieve the Borrower of its obligations under this Article XI, except to the extent that the Borrower suffers actual prejudice as a result of such failure. Upon assumption by the Borrower of any defense pursuant to the immediately preceding sentence, the Borrower shall have the right to control such defense, provided that the applicable Indemnified Party shall have the right to reasonably participate in such defense and Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior consent of the applicable Indemnified Party, unless such compromise or settlement (i) includes an unconditional release of the applicable Indemnified Party from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the applicable Indemnified Party.  The applicable Indemnified Party shall have the right to retain its own counsel if (1) the Borrower shall have failed to employ counsel reasonably satisfactory to the applicable Indemnified Party in a timely manner, or (2) the applicable Indemnified Party shall have been advised by counsel that there are actual or potential material conflicts of interest between the Borrower and the applicable Indemnified Party, including situations in which there are one or more legal defenses available to the applicable Indemnified Party that are different from or additional to those available to the Borrower. So long as the Borrower is conducting the defense of any action defended by Borrower in accordance with the foregoing in a prudent and commercially reasonable manner, the Administrative Agent or Lender, as applicable, and the applicable Indemnified Party shall not compromise or settle such action defended without the Borrower’s consent, which shall not be unreasonably withheld or delayed.  Upon demand, the Borrower shall pay or, in the sole discretion of the applicable Indemnified Party, reimburse the applicable Indemnified Party for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals retained by the applicable Indemnified Party in accordance with this Section 11.07 in connection with defending any claim subject to indemnification hereunder.
(d)          Any amounts payable to Lender by reason of the application of this Article XI shall become immediately due and payable and shall bear interest at the Interest Rate from the date Damages are sustained by the Indemnified Parties until paid.
(e)          No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
Section 11.08          Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 11.09          Survival of Representations, Indemnifications, etc.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.  All obligations of the Borrower provided for in Sections 2.09, 2.11(c), 11.04, 11.07, 11.14, and 11.22 and any other provisions set forth in any Credit Document that explicitly survive termination thereof shall survive any termination of this Agreement or any other Credit Documents and repayment in full of the Obligations.
Section 11.10          Severability.  In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
Section 11.11          Entire Agreement.  This Agreement, the Notes and the other Credit Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.
Section 11.12          Usury Not Intended.  It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing an Advance of each Lender including such applicable laws of the State of New York and the United States of America from time to time in effect.  In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower).  In the event that the maturity of the Notes is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower).  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations.  The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.
Section 11.13          Governing Law.  ANY DISPUTE BETWEEN THE BORROWER OR ANY OTHER LOAN PARTY, THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY INDEMNITEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5‑1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.
Section 11.14          Consent to Jurisdiction; Service of Process; Jury Trial.
(a)          Exclusive Jurisdiction.  Except as provided in subsection (b), each of the parties hereto agrees that all disputes among them arising out of, connected with, related to, or incidental to the relationship established among them in connection with, this Agreement or any of the other Credit Documents whether arising in contract, tort, equity, or otherwise, shall be resolved exclusively by federal courts located in the borough of Manhattan in the City, county and state of New York (or in the event such courts lack subject matter jurisdiction, the state court of New York located in the borough of Manhattan in the City, county and state of New York), and any appellate court thereof.  Each of the parties hereto waives in all disputes brought pursuant to this subsection (a) any objection that it may have to the location of the court considering the dispute.
(b)          Other Jurisdictions.  The Borrower agrees that the Administrative Agent, any Lender or any indemnitee shall have the right to proceed against the Borrower or its Property in a court in any location to enable such person to (1) obtain personal jurisdiction over the Borrower or (2) enforce a judgment or other court order entered in favor of such Person.  The Borrower agrees that it will not assert any permissive counterclaims in any proceeding brought by such Person to enforce a judgment or other court order in favor of such Person.  The Borrower waives any objection that it may have to the location of the court in which such Person has commenced a proceeding described in this subsection (a).
(c)          Service of Process.  The Borrower waives personal service of any process upon it and irrevocably consents to the service of process of any writs, process or summonses in any suit, action or proceeding by the mailing thereof by the Administrative Agent or the Lenders by registered or certified mail, postage prepaid, to the Borrower addressed as provided herein.  Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or the Lenders to serve any such writs, process or summonses in any other manner permitted by applicable law.  The Borrower and the Parent irrevocably waive any objection (including, without limitation, any objection of the laying of venue or based on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any such action or proceeding with respect to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith in any jurisdiction set forth above.
(d)          Waiver of Jury Trial.  Each of the parties hereto irrevocably waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, arising out of, connected with, related to or incidental to the relationship established among them in connection with this Agreement or any other instrument, document or agreement executed or delivered in connection herewith.  Each of the parties hereto agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that any party hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.
(e)          Waiver of Bond.  The Borrower waives the posting of any bond otherwise required of any party hereto in connection with any judicial process or proceeding to realize on the collateral, enforce any judgment or other court order entered in favor of such party, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Credit Document.
Section 11.15          Knowledge of Borrower.  For purposes of this Agreement, “knowledge of the Borrower” means the actual knowledge of any of the executive officers or any other Responsible Officers of the Parent or the Borrower.
Section 11.16          Lenders Not in Control.  None of the covenants or other provisions contained in the Credit Documents shall or shall be deemed to, give the Lenders the rights or power to exercise control over the affairs and/or management of the Borrower, any of its Subsidiaries, or any Guarantor, the power of the Lenders being limited to the right to exercise the remedies provided in the Credit Documents.
Section 11.17          Headings Descriptive.  The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
Section 11.18          Time is of the Essence.  Time is of the essence under the Credit Documents.
Section 11.19          Scope of Indemnities.  The Borrower acknowledges and agrees that certain of its Obligations and indemnities under this Agreement include any claims resulting from the negligence or alleged negligence of the Administrative Agent, the Lenders, or any other Person being indemnified.
Section 11.20          Confidentiality.
(a)          The Administrative Agent and each Lender severally agrees that it will use its commercially reasonable efforts not to disclose without the prior written consent of the Parent or the Borrower (other than to an Affiliate or such Person’s or their Affiliate’s directors, officers, employees, agents, auditors, regulators or counsel) any Information (as defined below) with respect to the Parent or the Borrower which is furnished pursuant to this Agreement except that the Administrative Agent and each Lender may disclose any such Information (i) which is or becomes generally available to the public other than by a breach of this Section 11.20, (ii) which is known by or becomes known by such Person other than in the course of the delivery of Information provided specifically under this Agreement, (iii) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority, regulatory authority or self‑regulatory authority (whether in the United States or elsewhere), (iv)  as may be required or appropriate in response to any summons or subpoena or any law, order, regulation, ruling or similar legal process applicable to the Administrative Agent or such Lender, (v)  to any other party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 11.20, to (A) any prospective participant or assignee in connection with any contemplated transfer pursuant to Section 11.06 in accordance with the provisions of Section 11.06(e) or (B) any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (viii) on a confidential basis to any rating agency in connection with rating the Parent or its Subsidiaries or this Agreement, (ix) with the consent of the Borrower, or (x) to the extent such Information becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries (including any information obtained based on a review of the books and records of the Parent or any of its Subsidiaries) relating to the Parent or any of its Subsidiaries or any of their respective businesses pursuant to this Agreement; provided that, in the case of information so received after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)          Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Credit Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Credit Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011‑4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Credit Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.
(c)          The Borrower agrees to consult with, and if requested by the Initial Lender, permit the prior review and approval (not to be unreasonably withheld, delayed or conditioned) of, the Initial Lender in connection with any marketing, press releases or other transactional announcements made in connection with this Agreement that use the name of the Administrative Agent or  Initial Lender or make the Administrative Agent or Initial Lender identifiable.
Section 11.21          USA Patriot Act Notice.  The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, the Administrative Agent (for itself and/or as Administrative Agent for all Lenders hereunder) may from time‑to‑time request, and the Borrower shall provide the Administrative Agent, the Borrower’s and each Guarantor’s and Subsidiary of Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for each Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
Section 11.22          No Fiduciary Duties.  The Parent, the Borrower and each other Guarantor agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Lender or any Affiliate thereof, on the one hand, and the Parent, the Borrower or such Guarantor, as applicable, its stockholders or its Affiliates, on the other.  The Parent, the Borrower and each other Guarantor agrees that the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s‑length commercial transactions.  The Parent, the Borrower and each other Guarantor agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Parent, the Borrower and each other Guarantor acknowledges that the Administrative Agent, the Lenders and their respective Affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Parent, the Borrower or such Guarantor may regard as conflicting with its interests and may possess information (whether or not material to the Parent, the Borrower or such Guarantor) other than as a result of (x) the Administrative Agent acting as administrative agent hereunder or (y) the Lenders acting as lenders hereunder, that the Administrative Agent or any Lender may not be entitled to share with the Parent, the Borrower or any Guarantor.  Without prejudice to the foregoing, each of the Parent, the Borrower and each other Guarantor agrees that the Administrative Agent the Lenders and their respective Affiliates may (a) deal (whether for its own or its customers’ account) in, or advise on, securities of any Person, and (b) accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with other Persons in each case, as if the Administrative Agent were not the Administrative Agent and as if the Lenders were not lenders hereunder, and without any duty to account therefor to the Parent, the Borrower or any Guarantor.  The Parent, the Borrower and each Guarantor hereby irrevocably waives, in favor of the Administrative Agent and the Lenders, any conflict of interest which may arise by virtue of the Administrative Agent and the Lenders acting in various capacities under the Credit Documents or for other customers of the Administrative Agent or any Lender as described in this Section 11.22.
[Balance of page intentionally left blank]

The parties hereto are executing this Agreement as of the date first above written.
ADMINISTRATIVE AGENT AND LENDER:

BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA,

By:	/s/ Brian Snover
	Name:	Brian Snover
	Title:	Senior Vice President

THE BORROWER:

SERITAGE GROWTH PROPERTIES, L.P. a Delaware limited partnership

By: Seritage Growth Properties, its general partner

By:	/s/ Benjamin Schall
	Name:	Benjamin Schall
	Title:	President & CEO

THE PARENT:

SERITAGE GROWTH PROPERTIES, a Maryland trust

By:	/s/ Benjamin Schall
	Name:	Benjamin Schall
	Title:	President & CEO

EXHIBIT A

 FORM OF NOTE
$__________	__________, 20__

For value received, the undersigned Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of ______________________ (the “Lender”) the principal amount of _________________ and ____/100 Dollars ($          ) or, if less, the aggregate outstanding principal amount of the Advances (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower, together with interest on the unpaid principal amount and any Make Whole Premium (if applicable) of such Advances from the date of each such Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.
This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Senior Secured Term Loan Agreement dated as of July 31, 2018 as the same may be amended or modified from time to time (the “Credit Agreement”) among the Borrower, Seritage Growth Properties, a Maryland real estate investment trust (the “Parent”), the Lenders party thereto, Berkshire Hathaway Life Insurance Company of Nebraska, as the Administrative Agent and the other parties from time to time party thereto.  Capitalized terms used in this Note and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of the Advance by the Lender to the Borrower in an aggregate amount equal to the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at Berkshire Hathaway Life Insurance Company of Nebraska, 1314 Douglas Street, Suite 1400, Omaha, NE  68102-1944, Attention: Finance (or at such other location or address as may be specified by the Administrative Agent to the Borrower) in same day funds.  The Lender shall record the Advance and payments of principal made under this Note, but no failure of the Lender to make such recordings shall affect the Borrower’s repayment obligations under this Note.
Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.
This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.
[Balance of page intentionally left blank]

BORROWER:

SERITAGE GROWTH PROPERTIES, L.P.

By:
Name:
Title:

EXHIBIT B

 FORM OF ASSIGNMENT AND ACCEPTANCE
Dated __________, 20__
Reference is made to the Senior Secured Term Loan Agreement dated as of July 31, 2018 as the same may be amended or modified from time to time (the “Credit Agreement”) among Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), Seritage Growth Properties, a Maryland real estate investment trust (the “Parent”), the Lenders party thereto, Berkshire Hathaway Life Insurance Company of Nebraska, as the Administrative Agent and the other parties from time to time party thereto. Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the terms of the Credit Agreement, _______________ (“Assignor”) wishes to assign and delegate ___%1 of its rights and obligations under the Credit Agreement and _______________ (“Assignee”) desires to assume and accept such rights and obligations. Therefore, Assignor, Assignee, and the Administrative Agent agree as follows:
1. As of the Effective Date (as defined below), Assignor hereby sells and assigns and delegates to Assignee, and Assignee hereby purchases and assumes from Assignor, without recourse to Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i), (ii), and (iii) of Section 2 hereof, a ____% interest in and to all of Assignor’s rights and obligations under the Credit Agreement in connection with its Commitment, including, without limitation, such percentage interest in Assignor’s Commitment and the Advances owing to Assignor and any Note held by Assignor.
2. Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its Commitment is $_____________ and the aggregate outstanding principal amount of the Advance owed to it by the Borrower is $_____________; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by the Borrower or any Guarantor of any of its obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; [and (v) attaches the Note referred to in Section 1 above and requests that the Administrative Agent exchange such Note for a new Note dated ____________, 20__ in the principal amount of $_____________, payable to the order of Assignee, [and a new Note dated ___________, 20__ in the principal amount of $_____________, payable to the order of Assignor]].
3. Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.06 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Document; (iii) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement and any other Credit Document as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Credit Document are required to be performed by it as a Lender; (v) specifies as its Applicable Lending Office (and address for notices) the offices set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Credit Agreement [and its Note] or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty2[, and (vii) represents that it is an Affiliate of a Lender or a Lender].
4. The effective date for this Assignment and Acceptance shall be _______________ (the “Effective Date”)3  and following the execution of this Assignment and Acceptance, the Administrative Agent will record it in the Register.
5. Upon such recording, and as of the Effective Date, (i) Assignee shall be a party to the Credit Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than rights against the Borrower pursuant to Sections 2.09, 2.11(c) and 11.07 of the Credit Agreement, which shall survive this assignment) and be released from its obligations under the Credit Agreement.
6. Upon such recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement [and the Note(s)] in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, and commitment fees) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement [and the Note(s)] for periods prior to the Effective Date directly between themselves.
7. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
8. This Assignment and Acceptance may be executed in multiple counterparts, each of which shall be an original, but all of which shall together constitute one Assignment and Acceptance.
[Balance of page intentionally left blank]

1 Specify percentage in no more than 5 decimal points.
2 If the Assignee is organized under the laws of a jurisdiction outside the United States.
3 See Section 11.06. Such a date shall be at least three Business Days after the execution of this Assignment and Acceptance.

The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.
[ASSIGNOR]

By:
Name:
Title:

BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA, as Administrative Agent

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Applicable Lending Office:

Address:

Attention:
Telecopy:
Telephone:

[Consented to:]4

SERITAGE GROWTH PROPERTIES, L.P.

By:
Name:
Title:

4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

EXHIBIT C

 FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is executed this ___ day of _________, 20__, for the period ended _______ and is prepared pursuant to that certain Senior Secured Term Loan Agreement dated as of July 31, 2018, as the same may be amended or modified from time to time (the “Agreement”), among Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), Seritage Growth Properties, a Maryland real estate investment trust (the “Parent”), the Lenders party thereto, Berkshire Hathaway Life Insurance Company of Nebraska, as the Administrative Agent and the other parties from time to time party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings specified by the Agreement.
1. Covenants, Defaults, Financial Statements, Supplemental Reports, Reserve Account:  The Borrower hereby certifies to the Administrative Agent and the Lenders, effective as of the date of execution of this Compliance Certificate, as follows:
1.1 Covenants. All covenants of Borrower set forth in Articles V and VI of the Agreement required to be performed as of the date hereof have been performed and maintained in all material respects, and such Covenants continue to be performed and maintained as of the execution date of this certificate, except as follows:
_________________________________ [specify]
1.2 Financial Statements.
(a) [Quarterly][Annual] Financials of the Borrower (Section 5.05[(a)][b] of the Agreement)
[The Borrower hereby certifies to the Administrative Agent and the Lenders that the quarterly unaudited financial statements, income statement and statement of cash flows prepared with respect to the Borrower, including a balance sheet of the Borrower as of the Fiscal Quarter ended ____________, ___, together with related statements of operations and equityholders’ capital for such Fiscal Quarter, attached hereto as Attachment 1, are prepared in accordance with GAAP.][The Borrower hereby certifies to the Administrative Agent and the Lenders that the unaudited annual financial statements of the Borrower, including a balance sheet, together with related statements of operations and equityholders’ capital and cash flow for the Fiscal Year ended ____________, ___, attached hereto as Attachment 1, are prepared in accordance with GAAP.]
(b) [Quarterly][Annual] Financials of the Parent (Section 5.05[(a)][(b)] of the Agreement)
[The Parent hereby certifies to the Administrative Agent and the Lenders that the quarterly unaudited financial statements, income statement and statement of cash flows prepared with respect to the Parent, including a balance sheet of the Parent as of the Fiscal Quarter ended ____________, ___, together with related statements of operations and equityholders’ capital for such Fiscal Quarter, attached hereto as Attachment 2, are prepared in accordance with GAAP.][The Parent attaches hereto as Attachment 2 the audited annual financial statements of the Parent, including a balance sheet, together with related statements of operations and equityholders’ capital and cash flow for the Fiscal Year ended ____________, ___.]
1.3 Supplemental Reports (Section 5.05(c) of the Agreement). The Borrower attaches hereto as Attachment 3 the statement of rental income as of the Fiscal Quarter ended ________, ____, with the detail required under Section 5.05(c) of the Agreement.
1.4 Controlled Accounts. The Borrower hereby certifies to the Administrative Agent and the Lenders, effective as of the Fiscal Quarter ended ____________, ___, that the aggregated amount in the Controlled Accounts equals: $____________.__.
1.5 Event of Default. There exists no Event of Default except as follows:
_________________________________ [specify]

2. Financial Metrics. The Borrower hereby certifies to the Administrative Agent and the Lenders, effective as of the Fiscal Quarter ended ____________, ___, that the amounts and calculations made hereunder pursuant to Article VII of the Agreement are true and correct.
2.1 Combined Net Worth (Section 7.01 of the Agreement)
Minimum Requirement – $1,200,000,000
(a) Gross Assets (the sum of (i) and (ii) below): $____________
(i)	Gross Assets for Parent, Borrower and Borrower’s pro rata share of Gross Assets for other consolidated businesses:	$____________
(ii)	Portion of Gross Assets for minority holdings allocable to Borrower:	$____________
 (b) Total Liabilities (the sum of (i) and (ii) below): $____________
(i)	Total Liabilities for Parent, Borrower and Borrower’s pro rata share of Total Liabilities for other consolidated businesses:	$____________
(ii)	Portion of Total Liabilities for the minority holdings allocable to Borrower:	$____________
(c) Difference of (a) minus (b):    _____________

2.2 Total Leverage Ratio (Section 7.02(a) of the Agreement).
Maximum Threshold – 65%
(a) Total Indebtedness (the sum of (i) and (ii)  below): $____________
(i)	Total Indebtedness for Parent, Borrower and Borrower’s pro rata share of Total Indebtedness for other consolidated businesses:	$____________
(ii)	Portion of Total Indebtedness for the minority holdings allocable to Borrower:	$____________
(b) Gross Assets (as calculated under clause 2.1(a) above): $____________
(c) Ratio of (a) to (b):    _____________

2.3 Unencumbered Leverage Ratio (Section 7.02(b) of the Agreement).
Maximum Threshold – 60%
(a) Unsecured Indebtedness (the sum of (i) and (ii)  below):$____________
(i)	Total Unsecured Indebtedness for Parent, Borrower and Borrower’s pro rata share of Unsecured Indebtedness for other consolidated businesses:	$____________
(ii)	Portion of Unsecured Indebtedness for the minority holdings allocable to Borrower:	$____________
(b) Unencumbered Gross Assets: $____________
(c) Ratio of (a) to (b):    _____________

2.4 Total Fixed Charge Coverage Ratio (Section 7.03(a) of the Agreement).
Minimum Threshold – 1.00 to 1.00 for each Fiscal Quarter beginning with the Fiscal Quarter ending September 30, 2018 through the Fiscal Quarter ending June 30, 2021
1.20 to 1.00 for the Fiscal Quarter ending September 30, 2021 and each Fiscal Quarter thereafter
(a) Combined EBITDA: $____________
(b) Total Fixed Charges (the sum of (i) and (ii) below, multiplied by four (4)): $____________
(i)	Total Fixed Charges for Parent, Borrower and Borrower’s pro rata share of Total Fixed Charges for other consolidated businesses:	$____________
(ii)	Portion of Total Fixed Charges for the minority holdings allocable to Borrower:	$____________
(c) Ratio of (a) to (b):    _____________

2.5 Unencumbered Fixed Charge Coverage Ratio (Section 7.03(b) of the Agreement).
Minimum Threshold – 1.05 to 1.00 for each Fiscal Quarter beginning with the Fiscal Quarter ending September 30, 2018 through the Fiscal Quarter ending June 30, 2021
1.30 to 1.00 for the Fiscal Quarter ending September 30, 2021 and each Fiscal Quarter thereafter
(a) Unencumbered Combined EBITDA: $____________
(b) Unencumbered Fixed Charges (the sum of (i) and (ii) below, multiplied by four (4)): $____________
(i)	Unencumbered Fixed Charges for Parent, Borrower and Borrower’s pro rata share of Unencumbered Fixed Charges for other consolidated businesses:	$____________
(ii)	Portion of Unencumbered Fixed Charges for the minority holdings allocable to Borrower:	$____________
(c) Ratio of (a) to (b):    _____________
[Balance of page intentionally left blank]

EXECUTED as of the date first referenced above.

BORROWER:

SERITAGE GROWTH PROPERTIES, L.P.

By:
Name:
Title:

PARENT:

SERITAGE GROWTH PROPERTIES

By:
Name:
Title:

Attachment 1
to Compliance Certificate

[Attached Borrower Financial Statements]

Attachment 2
to Compliance Certificate

[Attached Parent Financial Statements]

Attachment 3
to Compliance Certificate

[Attached Statement of Rental Income]

EXHIBIT D

 FORM OF GUARANTEE AND COLLATERAL AGREEMENT
[See Attached]

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

July 31, 2018,

among

SERITAGE GROWTH PROPERTIES,

SERITAGE GROWTH PROPERTIES, L.P.,

THE SUBSIDIARIES OF SERITAGE GROWTH PROPERTIES, L.P.
IDENTIFIED HEREIN

and

BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA,

as Administrative Agent

Schedules
Schedule I Subsidiary Loan Parties
Schedule II Pledged Equity Interests

Exhibits
Exhibit I Form of Supplement

GUARANTEE AND COLLATERAL AGREEMENT dated as of July 31, 2018 (this “Agreement”), among Seritage Growth Properties (“Parent”), Seritage Growth Properties, L.P. (the “Borrower”), the Subsidiary Loan Parties from time to time party hereto and Berkshire Hathaway Life Insurance Company of Nebraska (“BHLN”), as Administrative Agent.

Reference is made to the Senior Secured Term Loan Agreement dated as of July 31, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parent, the Borrower, the Lenders from time to time party thereto and BHLN, as Administrative Agent.  The Lenders have agreed to extend credit to the Borrower on the terms and subject to the conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  The Subsidiary Loan Parties, who are Affiliates of the Borrower, and Parent, who owns a majority of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions

SECTION 1.01.     Defined Terms.  (a)  Each capitalized term used but not defined herein and defined in the Credit Agreement shall have the meaning specified in the Credit Agreement.  Each other term used but not defined herein that is defined in the New York UCC (as defined herein) shall have the meaning specified in the New York UCC.  The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.
(a)     The rules of construction specified in Sections 1.02 and 1.05 of the Credit Agreement also apply to this Agreement, mutatis mutandis.
SECTION 1.02.     Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:
“Agreement” has the meaning assigned to such term in the Preamble hereto.
“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).
“BHLN” has the meaning assigned to such term in the Preamble hereto.
“Borrower” has the meaning assigned to such term in the Recitals hereto.
“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.
“CFC Holding Company” means a Subsidiary, substantially all of the assets of which consist of Equity Interests or Indebtedness of (a) one or more CFCs or (b) one or more CFC Holding Companies.
“Claiming Party” has the meaning assigned to such term in Section 6.02.
“Collateral” means, collectively, the Article 9 Collateral and the Pledged Collateral.
“Contributing Party” has the meaning assigned to such term in Section 6.02.
“Credit Agreement” has the meaning assigned to such term in the Recitals hereto.
“Excluded Equity Interests” means (a) any Equity Interests that consist of voting stock of a Subsidiary that is a CFC or a CFC Holding Company in excess of 65% of the outstanding voting stock (or 65% of the outstanding Equity Interests in the case of an entity that is not a corporation for U.S. federal income tax purposes) of such Subsidiary, (b) any Equity Interests if, to the extent, and for so long as, the grant of a Lien thereon to secure the Obligations is effectively prohibited by any requirements of law; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect and (c) Equity Interests in Joint Ventures or non-wholly owned Subsidiaries to the extent and for so long as the granting of security interests in or otherwise pledging or transferring such Equity Interests would be prohibited by the organizational documents or shareholder agreements or joint venture agreements or similar contracts between or otherwise applicable to the owners of the Equity Interests of such Joint Venture or non-wholly owned Subsidiaries (including, without limitation, as a result of any failure to obtain any consent or approval or intercreditor or similar agreement required thereby, after commercially reasonable efforts have been taken to obtain such consent, approval or intercreditor or similar agreement and such consent cannot be contained); provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect.
“Equity Interests” means all interests, no matter how characterized, in a Person, including but not limited to shares of capital stock, partnership interests, membership interests, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).
“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.
“Grantors” means, collectively, the Borrower, Parent and each Subsidiary Loan Party party hereto from time to time.
“Guarantors” means, collectively, Parent and each Subsidiary Loan Party.
“Indemnified Amount” has the meaning assigned to such term in Section 6.02.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Payment In Full” or “Paid in Full” means when all Obligations have been paid in full (except contingent indemnification and expense reimbursement obligations and tax gross-up or yield protection obligations which, in each case, survive the termination of the Credit Documents and in respect of which no claim has been made) and the Lenders have no further commitment to lend under the Credit Agreement.
“Perfection Certificate” means the Perfection Certificate dated the Closing Date delivered by Parent to the Administrative Agent pursuant to Section 3.01(a)(xi) of the Credit Agreement.
“Pledged Collateral” has the meaning assigned to such term in Section 3.01.
“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.
“Pledged Securities” means any stock certificates, unit certificates, limited liability membership interest certificates and other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Secured Parties” means the Lenders, the Administrative Agent and any other Person to whom any Obligations are owed.
“Security Interest” has the meaning assigned to such term in Section 4.01(a).
“Subsidiary Loan Parties” means, collectively, (a) the Subsidiaries identified on Schedule I and (b) each Subsidiary that becomes a party to this Agreement after the Closing Date.
“Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form approved by the Administrative Agent, and in each case reasonably satisfactory to the Administrative Agent.
ARTICLE II

Guarantee

SECTION 2.01.     Guarantee.  Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, for the benefit of the Secured Parties, by way of an independent payment obligation, the punctual payment of the Obligations when due.  Each Guarantor (solely in its capacity as such) further agrees that the Obligations may be extended or renewed (in accordance with the terms of the Credit Agreement), in whole or in part, or amended or modified (in accordance with the terms of the Credit Agreement), without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension, renewal, amendment or modification of any Obligation.  To the maximum extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.
SECTION 2.02.     Guarantee of Payment; Continuing Guarantee.  Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower, any other Loan Party or any other Person.  Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred.
SECTION 2.03.     No Limitations.  (a)  Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.11, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.  Without limiting the generality of the foregoing, except for the termination or release of its obligations hereunder as expressly provided in Section 7.11, to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Credit Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Credit Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) except, in the case of any Guarantor, for the release of any of such Guarantor’s Collateral hereunder as expressly provided in Section 7.11, the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for any of the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than Payment In Full).  Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in accordance with the terms of the Credit Documents in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.
(b)     To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower, or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than Payment in Full.  The Administrative Agent (acting on behalf of the Secured Parties) may, at its election and in accordance with the terms of the Credit Documents, foreclose on any security held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to it against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent Payment In Full shall have occurred.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.
SECTION 2.04.     Reinstatement.  Each Guarantor agrees that unless released pursuant to Section 7.11, this Agreement and its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of the Borrower, any other Loan Party or otherwise.
SECTION 2.05.     Agreement to Pay; Subrogation.  In furtherance of the foregoing provisions of this Article II and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation.  Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.
SECTION 2.06.     Information.  Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Borrower, each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
ARTICLE III

Pledge of Securities

SECTION 3.01.     Pledge.  As security for the payment in full of the Obligations, each Grantor hereby assigns as security and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all such Grantor’s right, title and interest in, to and under: (a)(i) the Equity Interests now or at any time hereafter owned by or on behalf of such Grantor, including those set forth opposite the name of such Grantor on Schedule II, and (ii) all certificates and other instruments representing all such Equity Interests ((i) and (ii) collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include Equity Interests in any Person that constitute Excluded Equity Interests; (b) all other property of such Grantor that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01 or Section 3.02; (c) subject to Section 3.05, all payments of dividends or other distributions, whether paid or payable in cash, instruments or other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity Interests; (d) subject to Section 3.05, all rights and privileges of such Grantor with respect to the securities, instruments and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).
SECTION 3.02.     Delivery of the Pledged Securities; Uncertificated Securities.  (a)  Each Grantor agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Equity Interests (other than (x) Equity Interests that are publicly traded securities subject to a depositary such as DTC, or otherwise held through a securities intermediary in a securities account and (y) Pledged Equity Interests issued by limited liability companies or limited partnerships that are not certificated) subject to Section 5.11 of the Credit Agreement, on the Closing Date, in the case of any such Pledged Equity Interests owned by such Grantor on the Closing Date.
(a)     [Reserved].
(b)     Upon delivery to the Administrative Agent as required hereunder, (i) any Pledged Securities shall be accompanied by undated stock powers or allonges, as applicable, duly executed by the applicable Grantor in blank or other undated instruments of transfer reasonably satisfactory to the Administrative Agent and such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable Grantor in blank and such other instruments and documents as the Administrative Agent may reasonably request.  Each delivery of Pledged Securities after the Closing Date shall be accompanied by a schedule providing the information required by Schedule II with respect to such Pledged Securities; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered after the Closing Date shall be deemed attached hereto and made a part hereof as a supplement to Schedule II and any prior schedules so delivered.
(c)     Each Grantor acknowledges and agrees that (i) to the extent any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor (or by such Grantor and one or more other Loan Parties) and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated; and such certificate shall be delivered to the Administrative Agent in accordance with Section 3.02(a) and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate.  Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor (or by such Grantor and one or more other Loan Parties) and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, the terms of such interest shall at no time provide that such interest is a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent that the terms of such interest so provide that such interest is a “security” within the meaning of Article 8 of the New York UCC and such interest is thereafter represented by a certificate; and such certificate shall be delivered to the Administrative Agent in accordance with Section 3.02(a).
SECTION 3.03.     Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:
(a)     Schedule II sets forth, as of the Closing Date, a true and complete list, with respect to each Grantor, of all the Pledged Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by such Pledged Equity Interests;
(b)     the Pledged Equity Interests issued by the Borrower and any Subsidiary have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(c)     except for the security interests granted hereunder, each of the Grantors (i) is as of the Closing Date and, subject to any dispositions made in compliance with the Credit Agreement or any repayment or other satisfaction of indebtedness represented as evidenced by such Pledged Securities, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens not prohibited under Section 6.01 of the Credit Agreement, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens not prohibited under Section 6.01 of the Credit Agreement and transfers made in compliance with the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Liens not prohibited under Section 6.01 of the Credit Agreement), however arising, of all Persons whomsoever;
(d)     each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;
(e)     performance by each Grantor of its obligations under this Agreement does not conflict with, result in a breach of, or constitute a default under any provision of the its governing documents;
(f)     the pledge of the Pledged Equity Interests by each Grantor is not prohibited by, conflict with, result in a breach of, constitute a default under, and does not otherwise violate, any provision of the governing documents of each issuer of the Pledged Equity Interests;
(g)     each of the Grantors has received and consents to the Secured Parties’ rights and remedies as set forth herein;
(h)     subject to applicable local laws in the case of Equity Interests in any foreign Subsidiary, by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected Lien upon and security interest in such Pledged Securities as security for the payment of the Obligations and such Lien is and shall be prior to any other Lien on such Pledged Securities, other than Liens not prohibited under Section 6.01 of the Credit Agreement that have priority as a matter of law or are expressly contemplated under Section 6.01 of the Credit Agreement to have priority; and
(i)     subject to applicable local law in the case of any Equity Interests in any foreign Subsidiary, the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein and all action by any Grantor required by the terms of this Agreement to perfect the Lien on the Pledged Collateral has been, or will be, as applicable, duly taken.
SECTION 3.04.     Registration in Nominee Name; Denominations.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent for the benefit of the Secured Parties.  Upon the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
SECTION 3.05.     Voting Rights; Dividends.  (a)  Unless and until an Event of Default shall have occurred and be continuing and, other than in the case of an Event of Default under Section 8.01(f) of the Credit Agreement, the Administrative Agent shall have notified the Grantors that the Grantors’ rights, in whole or in part, under this Section 3.05 are being suspended:
(i)     each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement and the other Credit Documents; provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights and remedies of any of the Administrative Agent or any other Secured Party under this Agreement or any other Credit Document or the ability of the Secured Parties to exercise the same;
(ii)     the Administrative Agent shall promptly execute and deliver to each Grantor, or cause to be promptly executed and delivered to such Grantor, all proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 3.05(a)(i); and
(iii)     each Grantor shall be entitled to receive and retain any and all dividends and other distributions paid on or distributed in respect of the Pledged Collateral; provided that any noncash dividends or other distributions that would constitute Pledged Equity Interests, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, required to be delivered to the Administrative Agent hereunder, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered to the Administrative Agent in the form in which they shall have been received (with any endorsements, stock or note powers, allonges and other instruments of transfer reasonably requested by the Administrative Agent).
(b)     Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under Section 8.01(f) of the Credit Agreement, after the Administrative Agent shall have notified the Grantors of the suspension of the Grantor’s rights under Section 3.05(a)(iii), all rights of any Grantor to dividends or other distributions that such Grantor is authorized to receive pursuant to Section 3.05(a)(iii), shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions.  All dividends and other distributions received by any Grantor contrary to the provisions of this Section 3.05 shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the form in which they shall have been received (with any necessary endorsements, stock powers or other instruments of transfer).  Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section 3.05(b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property, shall be held as security for the payment of the Obligations and shall be applied in accordance with the provisions of Section 5.02.  After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends or other distributions that such Grantor would otherwise have been permitted to retain pursuant to the terms of Section 3.05(a)(iii) and that remain in such account.  Notwithstanding anything in this Agreement to the contrary, the Grantors and the Administrative Agent acknowledge and agree that any distributions or other proceeds of Equity Interests received from or in respect of any Joint Venture by a Grantor, or by the Administrative Agent on behalf of a Grantor, remain subject to any disgorgement or other “claw back” provisions set forth in the applicable organizational documents or joint venture or similar agreement applicable to such Joint Venture.
(c)     Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under Section 8.01(f) of the Credit Agreement, after the Administrative Agent shall have notified the Grantors of the suspension of the Grantors’ rights under Section 3.05(a)(i), all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 3.05(a)(i), shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, all rights vested in the Administrative Agent pursuant to this paragraph (c) shall cease and the Grantors shall have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise prior to such vesting.
(d)     Any notice given by the Administrative Agent to the Grantors suspending the Grantors’ rights under Section 3.05(a): (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights and powers of the Grantors under Section 3.05(a)(i) or Section 3.05(a)(iii) in part without suspending all such rights or powers (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights and powers so long as an Event of Default has occurred and is continuing.
ARTICLE IV
Security Interests in Personal Property

SECTION 4.01.     Security Interest.  (a)  As security for the payment in full of the Obligations, each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Article 9 Collateral”):
(i)     all Deposit Accounts and Securities Accounts;
(ii)     all cash, cash equivalents, Investment Property and property or other assets held in any Deposit Account or Securities Account;
(iii)     all books and records pertaining to any Deposit Account, Securities Account and the other Article 9 Collateral; and
(iv)     all Proceeds and products of the foregoing and all collateral security and guarantees given by any Person with respect to the foregoing.
(b)     Each Grantor hereby irrevocably authorizes the Administrative Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any financing statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization and the type of organization of such Grantor.  Each Grantor agrees to provide the information required for any such filing to the Administrative Agent promptly upon request.
(c)     The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral. Notwithstanding anything herein to the contrary, to the extent and for so long as any asset is an Excluded Equity Interest, the Security Interest granted under this Section 4.01 shall not attach to, and the Article 9 Collateral shall not include, such asset; provided, however that the Security Interest shall immediately attach to, and the Article 9 Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be an Excluded Equity Interest.
SECTION 4.02.     Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Administrative Agent for the benefit of the Secured Parties that:
(a)     Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant the Security Interest hereunder (except for minor defects in title that do not interfere with its ability to (i) conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes or (ii) grant a Security Interest in such Article 9 Collateral hereunder) and has full power and authority to grant to the Administrative Agent, for the benefit of the Secured Parties the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.
(b)     The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Closing Date.  The filing of Uniform Commercial Code financing statements prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal and other offices specified in Schedule 3 to the Perfection Certificate are all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions.  No further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary with respect to any such Article 9 Collateral in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.
(c)     The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment of the Obligations and (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States of America (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code in such jurisdictions.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral with respect to which a Uniform Commercial Code statement has been filed, other than Liens not prohibited under Section 6.01 of the Credit Agreement that have priority as a matter of law.
(d)     [Reserved].
(e)     [Reserved].
(f)     No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii)  any notice under the Assignment of Claims Act, or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for any of the foregoing related solely to Liens expressly permitted pursuant to Section 6.01 of the Credit Agreement.
SECTION 4.03.     Covenants.  (a)  Each Grantor (other than Parent and the Borrower, who are directly bound by the Credit Agreement) agrees (i) to be bound by the provisions of Section 5.09 of the Credit Agreement with the same force and effect, and to the same extent, as if such Grantor were a party to the Credit Agreement, (ii) reasonably promptly to provide the Administrative Agent with the documentation described in Section 5.09 of the Credit Agreement and to take such actions reasonably requested by the Administrative Agent pursuant to Section 5.09 of the Credit Agreement and (iii) to be bound by the provisions of Sections 2.11, 5.01, 5.02, 5.03, 5.04, 5.06, 5.07 and 5.10 of the Credit Agreement with the same force and effect, and to the same extent, as if such Grantor were a party to the Credit Agreement.  Each Grantor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged, destroyed, or subject to condemnation.
Parent or the Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in the form of organization of any Loan Party.  Each of Parent and the Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue to have a valid, legal and perfected security interest in all the Collateral.
(b)     Each Grantor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien, other than Liens not prohibited under Section 6.01 of the Credit Agreement.
(c)     Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments, financing statements, agreements and documents and take all such other actions as the Administrative Agent may from time to time reasonably request to cause the requirements of this Agreement or the Credit Agreement to remain satisfied. At any time and from time to time, upon the written request of the Administrative Agent, and at the cost and expense of the Grantors, the Grantors shall promptly and duly give, execute, deliver, file and record any further instruments and documents and take any further actions that the Administrative Agent may reasonably request for the purpose of obtaining, creating, perfecting, enforcing, validating or preserving the full benefits of this Agreement and Administrative Agent’s security interest in the Pledged Collateral and the rights and powers granted to Administrative Agent in this Agreement. Without limiting the generality of the foregoing, the Grantors shall obtain the written consent of the issuers of the Equity Interests constituting Pledged Collateral to the execution, delivery and performance of this Agreement by the Grantors, and to the exercise by the Administrative Agent of all rights and remedies contained in this Agreement (which, for the avoidance of doubt, includes the rights of a secured party under the UCC), in each case, to the extent the organizational documents, joint venture agreement or similar agreement applicable to such issuer expressly require such consent.
(d)     Each Grantor agrees to maintain, at its own cost and expense, records with respect to the Article 9 Collateral owned by it that are accurate and complete in all material respects and in a manner consistent with its current practices or otherwise in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.  In addition, the Administrative Agent shall have the right, at the Grantors’ own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises of the Grantors upon which any of the Article 9 Collateral is located and to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent, acting individually or on behalf of the Lenders, may exercise rights under this Section 4.03(d) and (ii) the Administrative Agent shall not exercise the rights under this Section 4.03(d) more often than one time during any calendar year.  The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
(e)     At its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral, other than any such items not prohibited by the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Credit Documents after the Administrative Agent has requested that such Grantor do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent reasonably promptly on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization (and any such payment made or expense waived shall be an additional Obligation secured hereby); provided, however that nothing in this Section 4.03(e) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other obligations of any Grantor with respect to Taxes, assessments, charges, fees and Liens and maintenance as set forth herein or in the other Credit Documents.
(f)     None of the Administrative Agent or the Secured Parties shall have any responsibility for, or liability for its failure in, observing or performing any obligations to be observed and performed by any Grantor under any contract, agreement or instrument relating to the Article 9 Collateral, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.
(g)     None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral except that unless and until the Administrative Agent shall notify the Grantors that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral (which notice may be given by telephone if promptly confirmed in writing), the Grantors may use and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Credit Document.
(h)     None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts or any Payment Intangibles included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its current practices or otherwise in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged.
(i)     Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and its designees) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required pursuant to Section 5.07 of the Credit Agreement, or to pay any premium in whole or part relating thereto, the Administrative Agent may upon prior written notice to such Grantor (provided no such notice shall be required while an Event of Default is occurring), without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems reasonably necessary.  All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable out-of- pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable reasonably promptly upon demand by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.
ARTICLE V

Remedies

SECTION 5.01.     Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors that it is exercising its rights under this Section 5.01, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times so long as an Event of Default has occurred and is continuing:  with or without legal process or demand for performance, to take upon prior notice possession of the Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law.  Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right upon the occurrence and during the continuance of an Event of Default, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate.  The Administrative Agent shall be authorized to take the actions set forth in Section 5.04.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
The Administrative Agent shall give the applicable Grantors no less than 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9‑611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine.  The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations Paid in Full unless the terms of such agreement permit the Administrative Agent to terminate such sale without liability thereto.  As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court‑appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to commercially reasonable standards as provided in Section 9‑610(b) of the New York UCC or its equivalent in other jurisdictions.
SECTION 5.02.     Application of Proceeds.  The Administrative Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, as follows:
FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Credit Document or any of the Obligations, in each case, to the extent provided in Section 11.04 of the Credit Agreement, mutatis mutandis;
SECOND, to the Payment in Full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and
THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.  The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any Lender to collect such deficiency.
SECTION 5.03.     [Reserved].
SECTION 5.04.     Securities Act.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act as now or hereafter in effect or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable blue sky or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, and shall be authorized to, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account for investment, and not with a view to the distribution or resale thereof, and upon consummation of any such sale may assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, blue sky or other state securities laws to the extent the Administrative Agent has determined that such registration is not required by any Requirement of Law and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem fair under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of potential purchasers (or a single purchaser) were approached.  The provisions of this Section 5.04 will apply notwithstanding the existence of a private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.
ARTICLE VI

Indemnity, Subrogation, Contribution and Subordination

SECTION 6.01.     Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment in respect of any Obligation shall be made by any Guarantor (other than the Borrower, if such Obligation is an obligation of the Borrower) under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Obligation of the Borrower, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
SECTION 6.02.     Contribution and Subrogation.  Each Guarantor and Grantor (each such Guarantor or Grantor (other than, in the case of any payment referred to in this sentence in respect of any Obligation of the Borrower) being called a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation (other than any such payment made by the Borrower in respect of its own Obligations) or assets of any other Grantor shall be sold pursuant to any Security Document to satisfy any Obligation (other than any assets of the Borrower sold to satisfy its own Obligations) and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower, as provided in Section 6.01, such Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets (the “Indemnified Amount”), as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Party on the Closing Date and the denominator shall be the aggregate net worth of all the Contributing Parties on the Closing Date (or, in the case of any Contributing Party becoming a party hereto pursuant to Section 7.12, the date of the supplement hereto executed and delivered by such Contributing Party).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.
SECTION 6.03.     Subordination.  (a)  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to Payment In Full.  No failure on the part of the Borrower or any other Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.
(a)     Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to Payment In Full.  Notwithstanding the foregoing, each Guarantor, each Grantor and each other Subsidiary may make any payments on such Indebtedness until the occurrence and during the continuance of an Event of Default.
ARTICLE VII
Miscellaneous

SECTION 7.01.     Notices.  All communications and notices to the Administrative Agent and the Borrower hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 11.02 of the Credit Agreement.  All communications and notices hereunder to Parent and any Subsidiary Loan Party shall be given to it in care of the Borrower as provided in Section 11.02 of the Credit Agreement.
SECTION 7.02.     Waivers; Amendment.  (a)  No failure or delay by any Secured Party in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Secured Parties hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of an Advance shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
(a)     Neither this Agreement nor any provision hereof may be waived, amended or modified (other than supplements expressly contemplated hereby) except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is applicable, subject to any consent required in accordance with Section 11.01 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein or in any other Security Document to the extent such departure is not inconsistent with the requirements of this Agreement or the Credit Agreement or with any other limitation on the authority of the Administrative Agent set forth in the Credit Agreement.
(b)     This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.
SECTION 7.03.     Administrative Agent’s Fees and Expenses; Indemnification.  (a)  The Loan Parties party hereto jointly and severally agree to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 11.04 of the Credit Agreement as if each reference therein to the Borrower were a reference to the Guarantors and Grantors.
(a)     The Guarantors and Grantors jointly and severally agree to indemnify and hold harmless each Indemnitee as provided in Section 11.07 of the Credit Agreement as if each reference to the Borrower therein were a reference to the Guarantors and Grantors.
(b)     Any amounts payable hereunder, including as provided in Section 7.03(a) or 7.03(b), shall be additional Obligations secured hereby and by the other Security Documents.  All amounts due under Section 7.03(a) or 7.03(b) shall be payable promptly after written demand therefor.
(c)     To the extent permitted by applicable law, no Grantor shall assert, or permit any of its subsidiaries to assert, and each Grantor hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, any Advance or the use of the proceeds thereof.
(d)     BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND THE GUARANTEES AND SECURITY INTERESTS CREATED HEREBY, EACH SECURED PARTY ACKNOWLEDGES THE PROVISIONS OF ARTICLE X OF THE CREDIT AGREEMENT AND AGREES TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.
SECTION 7.04.     Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Credit Documents and the making of any Advances, regardless of any investigation made by or on behalf of any Secured Party and notwithstanding that any Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended under the Credit Agreement, and, subject to Section 7.11 hereof, shall continue in full force and effect until Payment In Full.
SECTION 7.05.     Counterparts; Effectiveness; Successors and Assigns.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein or in the Collateral (and any attempted assignment or transfer by any Loan Party shall be null and void), except as expressly contemplated by this Agreement or the Credit Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 7.06.     Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 7.07.     Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(a)     Except as provided in subsection (c), each of the parties hereto agrees that all disputes among them arising out of, connected with, related to, or incidental to the relationship established among them in connection with, the Credit Agreement, this Agreement or any of the other Credit Documents whether arising in contract, tort, equity, or otherwise, shall be resolved exclusively by federal courts located in the borough of Manhattan in the City, county and state of New York (or in the event such courts lack subject matter jurisdiction, the state court of New York located in the borough of Manhattan in the City, county and state of New York), and any appellate court thereof.  Each of the parties hereto waives in all disputes brought pursuant to this subsection (b) any objection that it may have to the location of the court considering the dispute.
(b)     Each of the Loan Parties hereby agree that the Administrative Agent, any Lender or any indemnitee shall have the right to proceed against any such Loan Party or its Collateral in a court in any location to enable such person to (1) obtain personal jurisdiction over such Loan Party or (2) enforce a judgment or other court order entered in favor of such Person.  Each Loan Party agree that it will not assert any permissive counterclaims in any proceeding brought by such Person to enforce a judgment or other court order in favor of such Person.  Each Loan Party waives any objection that it may have to the location of the court in which such Person has commenced a proceeding described in this subsection (c)
(c)     Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Loan Party or any of its properties in the courts of any jurisdiction.
(d)     Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section 7.08.  Each of the Loan Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)     Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.01.  Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 7.08.     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.08.
SECTION 7.09.     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 7.10.     Security Interest Absolute.  All rights of the Administrative Agent hereunder, the Security Interest, the grant of the security interest in the Pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Obligations or this Agreement (other than a release of any Grantor, Guarantor or Collateral in accordance with Section 7.11).
SECTION 7.11.     Termination or Release.  (a)  This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall, subject to Section 2.04, terminate and be released upon Payment In Full.
(b)     Notwithstanding the foregoing, a Subsidiary Loan Party shall automatically be released from its obligations under the Credit Documents, and all security interests created by this Agreement and any other Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by the Credit Agreement (including but not limited to Section 6.14 of the Credit Agreement) as a result of which such Subsidiary Loan Party ceases to be a Subsidiary (or becomes an Excluded Subsidiary (other than solely as a result of such Subsidiary becoming an Excluded Subsidiary pursuant to clause (e) of the definition thereof)); provided that, if so required by the Credit Agreement or any other Credit Document, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise; provided further that as of any date upon which a Subsidiary Loan Party becomes an Excluded Subsidiary (other than solely as a result of such becoming an Excluded Subsidiary pursuant to clause (e) of the definition thereof), the Parent shall be deemed to have made an Investment in a Person that is not a Subsidiary Loan Party in an amount equal to the fair market value of the assets (net of third-party liabilities) of such Subsidiary as of such date (as determined reasonably and in good faith by a Responsible Officer of Parent). Upon any sale or other transfer by any Loan Party (other than to Parent, the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 11.01 of the Credit Agreement, the security interests in such Collateral created by the Security Documents shall be automatically released.
(c)     In connection with any termination or release pursuant to this Section 7.11, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (and the Borrower agrees to provide such certificates as the Administrative Agent reasonably requests to evidence that such release is permitted under the Credit Documents).  Any execution and delivery of documents by the Administrative Agent pursuant to this Section 7.11 shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section 7.11.
SECTION 7.12.     Additional Subsidiaries.  Pursuant to the Credit Agreement, certain Subsidiaries not party hereto on the Closing Date may be required to enter into this Agreement.  Upon the execution and delivery by the Administrative Agent and any such Subsidiary of a Supplement, such Subsidiary shall become a Subsidiary Loan Party, a Guarantor and a Grantor hereunder, with the same force and effect as if originally named as such herein.  The execution and delivery of any Supplement shall not require the consent of any other Loan Party.  The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Loan Party as a party to this Agreement.
SECTION 7.13.     Administrative Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default  and notice by the Administrative Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (e) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; and (f) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SERITAGE GROWTH PROPERTIES, L.P.

by

Name:
Title:

SERITAGE GROWTH PROPERTIES

by

Name:
Title:

[LIST EACH OTHER GUARANTOR/GRANTOR]

by

Name:
Title:

BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA, as Administrative Agent,

by

Name:
Title:

BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA, as Administrative Agent,
by

Name:
Title:

Schedule I to
the Guarantee and
Collateral Agreement

SUBSIDIARY LOAN PARTIES

Schedule II to
the Guarantee and
Collateral Agreement
PLEDGED EQUITY INTERESTS

Exhibit I to the
Guarantee and
Collateral Agreement

SUPPLEMENT NO. __ dated as of [  ] (this “Supplement”), to the Guarantee and Collateral Agreement dated as of July 31, 2018 (the “Collateral Agreement”), among Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), Seritage Growth Properties, a Maryland trust (“Parent”), each subsidiary of the Borrower listed on Schedule I thereto (each such subsidiary individually a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors, the Borrower and Parent are referred to collectively herein as the “Grantors”) and BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA (“BHLN”), as Administrative Agent (in such capacity, the “Administrative Agent”).
A.  Reference is made to the Credit Agreement dated as of July 31, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parent, the Borrower, the Lenders from time to time party thereto and BHLN, as Administrative Agent.
B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement and the Credit Agreement referred to therein, as applicable.
C.  The Guarantors and Grantors have entered into the Collateral Agreement in order to induce the Lenders to make extensions of credit to the Borrower under the Credit Agreement.  Section 7.12 of the Collateral Agreement provides that additional Subsidiaries may become Subsidiary Loan Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party under the Collateral Agreement in order to induce the Lenders to make additional extensions of credit under the Credit Agreement and as consideration for such extensions of credit previously made.
Accordingly, the Administrative Agent and the New Subsidiary agree as follows:
SECTION 1.  In accordance with Section 7.12 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Loan Party, a Subsidiary Loan Party, a Guarantor and a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as such, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it in such capacities and (b) represents and warrants that the representations and warranties made by it in such capacities thereunder are true and correct on and as of the date of this Supplement (the “Closing Date”).  In furtherance of the foregoing, the New Subsidiary, as security for the Payment in Full of the Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in, to and under the Collateral (as defined in the Collateral Agreement) of the New Subsidiary.  Each reference to a “Loan Party,” “Subsidiary Loan Party,” “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary.  The Collateral Agreement is hereby incorporated herein by reference.
SECTION 2.  The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Supplement.
SECTION 4.  The New Subsidiary hereby represents and warrants that (a) Schedule I sets forth, as of the Closing Date, the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office; and (b) Schedule II sets forth, as of the Closing Date, a true and complete list of all the Pledged Equity Interests owned by the New Subsidiary and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by the New Subsidiary.
SECTION 5.  Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.
SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 7.  Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.
SECTION 9.  The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses, including the reasonable fees, charges and disbursements of counsel, incurred by it in connection with this Supplement, including the preparation, execution and delivery thereof.
IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by

Name:
Title:

BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA, as Administrative Agent

by

Name:
Title:

Schedule I
to Supplement No. __ to the
Guarantee and
Collateral Agreement

SCHEDULE I
New Subsidiary Information
Name	Jurisdiction of Organization	Chief Executive Office

SCHEDULE II
Pledged Equity Interests
Loan Party	Issuer	Certificate Number	Number and Class of Equity Interests	Percentage of Equity Interests

EXHIBIT E

 FORM OF NOTICE OF BORROWING
______________, 20[  ]
Berkshire Hathaway Life Insurance Company of Nebraska
as Administrative Agent under the Credit Agreement herein described
 1314 Douglas Street, Suite 1400
Omaha, NE  68102-1944
Attn:  Finance

copy to:
Berkshire Hathaway Group
100 First Stamford Place
Stamford, CT  06902
Attn:  General Counsel
Ladies and Gentlemen:
The undersigned, Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), refers to the Senior Secured Term Loan Agreement dated as July 31, 2018 as the same may be amended or modified from time to time (the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, Seritage Growth Properties, a Maryland real estate investment trust (the “Parent”), the Lenders party thereto, Berkshire Hathaway Life Insurance Company of Nebraska, as the Administrative Agent and the other parties from time to time party thereto, and hereby gives you irrevocable notice pursuant to Section [2.02(a)][2.04] of the Credit Agreement that the undersigned hereby requests [the Closing Date Advance][an Incremental Advance] (the “Borrowing”), and in connection with that request sets forth below the information relating to the Borrowing as required by Section 2.02(a) of the Credit Agreement:
(a) Business Day of the Borrowing is _____________, 20_____.
(b) The aggregate amount of the Borrowing is $____________.
(c) The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Borrowing:
(d) each of the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, true and correct in all respects) on and as of the date hereof, before and after giving effect to the Borrowing and the application of the proceeds therefrom, as though made on the date of the Borrowing except to the extent such representations and warranties expressly relate to an earlier date; and
(e) no Default or Event of Default has occurred and is continuing, or would result from the Borrowing or from the application of the proceeds therefrom.
The Borrower instructs the Administrative Agent to disburse the proceeds of the Borrowing by wire transfer of immediately available funds [to the Borrower’s account with the following account details][to [     ] using the following account details] 5:

Bank Name:	[__]
ABA#:	[__]
A/C#:	[__]
A/C Name:	[__]
Attn:	[__]

[In instructing the Administrative Agent to disburse the proceeds of the Borrowing to [   ]’s account, the Borrower irrevocably appoints [   ] as its agent for the purpose of receiving proceeds of the Borrowing pursuant to this Notice of Borrowing.]

Very truly yours,

SERITAGE GROWTH PROPERTIES, L.P.

By:
Name:
Title:

5 Include the second option if the funds are to be wired to a third party account and specify the name of the account holder.

EXHIBIT F

 FORM OF PERFECTION CERTIFICATE
[See Attached]

PERFECTION CERTIFICATE

Reference is hereby made to that certain Senior Secured Term Loan Agreement, dated as of July 31, 2018 (the “Credit Agreement”), among Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), Seritage Growth Properties, a Maryland trust (the “Parent”), the Lenders party thereto and Berkshire Hathaway Life Insurance Company of Nebraska, as administrative agent (in such capacity, the “Administrative Agent”).
Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.  Each other term used but not defined herein or in the Credit Agreement shall have the meaning assigned in the Guarantee and Collateral Agreement.
The undersigned, the Executive Vice President, General Counsel and Secretary of the Parent, hereby certifies to the Administrative Agent and each Lender, in respect of the Parent, the Borrower and each of the other Guarantors as follows as of the date hereof:
1.     Names.    (a)  The exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a).  Each Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).  Also set forth in Schedule 1(a) is the jurisdiction of formation for each Grantor.
(b)     Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Grantor has had in the past five years, together with the date of the relevant change.
(c)     Set forth in Schedule 1(c) is a list of all other names used by each Grantor, or any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, and on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof.  Except as set forth in Schedule 1(c), no Grantor has changed its jurisdiction of organization at any time during the past four months.
2.     Current Locations.    (a)  The chief executive office of each Grantor is located at the address set forth in Schedule 2(a) hereto.
(b)     With respect to each Grantor, set forth in Schedule 2(b) are the name and address of any Person other than a Grantor or the Administrative Agent that has possession of any Collateral (indicating whether such Person holds such Collateral subject to a Lien not otherwise permitted under the Credit Agreement).
3.     UCC Filings.  UCC financing statements have been prepared for filing in the proper UCC filing office in the jurisdiction in which each Grantor is located with respect to such Grantor.  Set forth on Schedule 3 is a true and correct list of each such filing and the UCC filing office or county recorder’s office in which such filing is to be made.
4.     Stock Ownership and Other Equity Interests.    (a)  Attached hereto as Schedule 4(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Grantor and its Subsidiaries (other than Excluded Subsidiaries and Joint Ventures) and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests, in each case, to be pledged under the Guarantee and Collateral Agreement as of the Closing Date in such percentage as set forth on such Schedule 4(a).
(b)     Set forth in Schedule 4(b) is each equity investment of each Grantor that represents 50% or less of the equity of the entity in which such investment was made to be pledged under the Guarantee and Collateral Agreement as of the Closing Date in such percentage as set forth on such Schedule 4(b).
5.     Securities Accounts and Deposit Accounts.    (a)  Attached hereto as Schedule 5(a) is a true and correct list of all securities accounts in which each Grantor customarily maintains securities or other assets, including the name and address of the intermediary institutions and the type of account.
(b)     Attached hereto as Schedule 5(b) is a true and correct list of all depositary accounts maintained by each Grantor, including the name and address of the depositary institution and type of account.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

SERITAGE GROWTH PROPERTIES

By:
Name:
Title:

Schedule 1(a)
Legal Names, Etc.

Schedule 1(b)
Prior Organizational Names

Schedule 1(c)
Changes in Corporate Identity; Other Names

Schedule 2(a)
Chief Executive Offices

Schedule 2(b)

Schedule 3
UCC Filings

Schedule 4(a)
Grantor Equity Interests

Schedule 4(b)
Minority Equity Interests

Schedule 5(a)
Securities Accounts

Schedule 5(b)
Depositary Accounts

EXHIBIT G

 FORM OF SOLVENCY CERTIFICATE
[See Attached]

SOLVENCY CERTIFICATE

July 31, 2018
THIS SOLVENCY CERTIFICATE (this “Solvency Certificate”) is being executed and delivered pursuant to Section 3.01(a)(x) of that certain Senior Secured Term Loan Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of July 31, 2018 among Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), Seritage Growth Properties, a Maryland trust, as Parent (the “Parent”), the Lenders identified therein, and Berkshire Hathaway Life Insurance Company of Nebraska, as Administrative Agent and Initial Lender.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The undersigned hereby certifies, solely in his capacity as an officer of the Parent and not in his individual capacity, as follows:
1. I am the Chief Financial Officer of the Parent.  I am familiar with business and financial position of the Parent and its Subsidiaries and the transactions contemplated by the Credit Agreement, and have reviewed the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate. I have conferred with counsel (or had the opportunity to confer with counsel) for the purposes of discussing the meaning of any provision hereof that I desired to have clarified.
2. As of the date hereof, immediately after giving effect to the Closing Date Advance and the transactions contemplated by the Credit Agreement to occur on the Closing Date, on and as of such date (i) the fair value of the assets of Parent and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of Parent and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the assets of Parent and its Subsidiaries on a consolidated basis is greater than the amount that will be required to pay the probable liability of Parent and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Parent and its Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Parent and its Subsidiaries on a consolidated basis does not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. For the purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	Brian Dickman
	Title:	Chief Financial Officer

SCHEDULE 1.01(A) – COMMITMENTS

Initial Lender	Commitment
Berkshire Hathaway Life Insurance Company of Nebraska	$1,600,000,000.00
Total	$1,600,000,000.00